STOCK PURCHASE AND SALE AGREEMENT
                     dated as of February 9, 1995

                              between

                           ENICHEM S.p.A.

                                and

                      UNION CARBIDE CORPORATION


                          TABLE OF CONTENTS

                                                            Page
TITLE.....................................................    1
RECITALS..................................................    1
ARTICLE   1 -  PURCHASE AND SALE OF SHARES; CLOSING......    2
          1.1  Purchase and Sale of Shares; Consideration.    2
          1.2  Closing....................................    3
          1.3  Payment....................................    3
          1.4  Reimbursement of Debt......................    4
          1.5  Closing Deliveries.........................    5
          1.6  Effective Date Balance Sheet and Financial
               adjustments................................    6
          1.7  Other Transactions.........................    9
          1.8  Financial Reports..........................   10

ARTICLE   2  -  REPRESENTATIONS AND WARRANTIES
                REGARDING UNION CARBIDE...................   10
          2.1  Organization...............................   10
          2.2  Authorization..............................   11
          2.3  No Breach..................................   11
          2.4  Consents...................................   12

ARTICLE   3  -  REPRESENTATIONS AND WARRANTIES
                REGARDING ENICHEM.........................   13
          3.1  Organization...............................   13
          3.2  Authorization..............................   13
          3.3  No Breach..................................   14


                         TABLE OF CONTENTS
                             (continued)

                                                            Page
          3.4  Consents...................................   15
          3.5  Ownership of Stock.........................   15

ARTICLE   4  -  REPRESENTATIONS AND WARRANTIES REGARDING
                THE COMPANY AND THE BUSINESS..............   16
          4.1  Organization...............................   16
          4.2  No Breach..................................   16
          4.3  Consents...................................   18
          4.4  Organizational Instruments.................   18
          4.5  Capital Stock..............................   19
          4.6  Subsidiaries...............................   20
          4.7  Financial Statements.......................   21
          4.8  Tax Matters................................   21
          4.9  Real Property..............................   23
          4.10 Owned Personal Property....................   26
          4.11 Title to Owned Properties..................   27
          4.12 Contracts; Leases; Licenses................   27
          4.13 Performance of Contracts, Leases and
               Licenses...................................   29
          4.14  Consents Relating to Contracts............   30
          4.15  Compliance with Laws......................   30
          4.16  Permits; Licenses.........................   31


                          TABLE OF CONTENTS
                             (continued)

                                                            Page
          4.17  Environmental Conditions..................   32
          4.18  Litigation; Claims; Proceedings...........   38
          4.19  Patents; Technology.......................   39
          4.20  Trademarks; Copyrights....................   40
          4.21  Human Resources...........................   40
          4.22  Business Operations; Adverse Changes......   43
          4.23  Health and Safety Conditions..............   45
          4.24  Liabilities...............................   48
          4.25  Assets....................................   48
          4.26  Customers and Suppliers...................   49
          4.27  Depreciable Assets........................   49

ARTICLE   5  -  PRE-CLOSING COVENANTS.....................   49
          5.1  Covenants of Union Carbide.................   49
          5.2  Covenants of EniChem and the Company.......   50
          5.3  Conduct of the Business....................   51
          5.4  Filings and Consents.......................   53
          5.5  Insurance..................................   55
          5.6  Cooperation................................   55
          5.7  Fulfilment of Conditions...................   55

ARTICLE   6  -  ENICHEM'S CONDITIONS
                TO CLOSING................................   55



                        TABLE OF CONTENTS
                           (continued)
                                                            Page
ARTICLE   7  -  UNION CARBIDE'S CONDITIONS
                TO CLOSING................................   56

ARTICLE   8  -  TERMINATION...............................   57
          8.1  Termination................................   57
          8.2  Effects of termination.....................   58

ARTICLE   9  -  LIABILITIES...............................   58
          9.1  Survival of Representations, Warranties and
               Covenants Regarding Union Carbide..........   58
          9.2  Survival of Representations, Warranties and
               Covenants Regarding EniChem................   59
          9.3  Survival of Representations and Warranties
               Regarding the Company and the Business.....   60
          9.4  Assumption of Liabilities..................   61
          9.5  Transactional Taxes and Costs..............   62
          9.6  Assumption of Tax Liabilities by EniChem...   63

ARTICLE   10  -  INDEMNIFICATION..........................   66
          10.1  Indemnification by Union Carbide..........   66
          10.2  Indemnification by EniChem................   66



                        TABLE OF CONTENTS
                            (continued)
                                                            Page
          10.3  Indemnification with Respect to Company
                and Assumed Liabilities...................   67
          10.4  Indemnification Procedure.................   69
          10.5  Sole Remedy...............................   71

ARTICLE   11  -  PUBLICITY; CONFIDENTILITY................   71
          11.1  Publicity.................................   71
          11.2  Confidentiality...........................   72

ARTICLE   12  -  NOTICES..................................   72

ARTICLE   13  -  BROKERAGE FEES; CERTAIN EXPENSES.........   74
          13.1  Brokerage Fees............................   74
          13.2  Certain Expenses..........................   74

ARTICLE   14  -  APPLICABLE LAW; ARBITRATION..............   74
          14.1  Applicable Law............................   74
          14.2  Arbitration...............................   74

ARTICLE   15  -  BINDING EFFECT; ASSIGNMENT; THIRD
                 PARTY BENEFICIARIES......................   75



                         TABLE OF CONTENTS
                            (continued)
                                                            Page
ARTICLE    16  -  FURTHER ASSURANCES......................   76

ARTICLE    17  -  AMENDMENTS..............................   76

ARTICLE   18  -  WAIVERS..................................   77

ARTICLE   19  -  HEADINGS; COUNTERPARTS...................   77

ARTICLE   20  -  SEVERABILITY.............................   78

ARTICLE   21  -  COMPANY COMMITMENTS......................   79

ARTICLE   22  -  ENTIRE AGREEMENT.........................   79

ARTICLE   23  -  CERTAIN REFERENCES.......................   80
          23.1  Affiliates................................   80
          23.2  Person....................................   80
          23.2  Subsidiaries..............................   80

ARTICLE   24  -  INDEX TO DEFINED TERMS...................   80

SIGNATURES................................................   83



                          DISCLOSURE SCHEDULES

I.      Financial Information
II.     Assets
III.    Liabilities
IV.     Business Operations; Changes; and Other Matters
V.      Consents
VI.     Contracts
VII.    Subsidiaries, Joint Ventures and Other Affiliates
VIII.   Employees
IX.     Benefit Plans
X.      Environmental Conditions
XI.     Health & Safety Conditions
XII.    Insurance (deleted)
XIII.   Litigation; Claims & Proceedings
XIV.    Patents
XV.     Permits & Licenses
XVI.    Real Property
XVII.   Certain Tax Matters
XVIII.  Trademarks and Copyrights


                             EXHIBITS

A - Payment Terms on Conditional Debts

B - Modification to Accounting Principles for the Effective
    Date Balance Sheet




     STOCK PURCHASE AND SALE AGREEMENT dated as of
February 9, 1995 between ENICHEM SpA, a corporation validly existing under the laws of Italy ("EniChem") and UNION CARBIDE CORPORATION, a corporation validly existing under the laws of the State of New York, U.S.A. ("Union Carbide"), (EniChem and Union Carbide are hereinafter collectively referred to as the "Parties" and sometimes individually, a "Party"),
        W I T N E S S E T H:
     WHEREAS, EniChem is directly and indirectly, through certain subsidiaries, engaged in the field of development, production, marketing and sales of polyethylene (which, excluding the wire and cable compounding business but including certain olefins production facilities indirectly owned and operated by EniChem, shall hereinafter be referred to as the "Business");
     WHEREAS, Union Carbide has developed UNIPOL polyethylene technology, the leading technology for the production of polyethylene;
     WHEREAS, EniChem and Union Carbide desire to form a joint venture by Union Carbide purchasing from EniChem a fifty percent (50%) interest in the Business and Union Carbide licensing to the Business UNIPOL polyethylene technology as described in the Master Agreement between EniChem and Union Carbide dated the date hereof (the "Master Agreement");
     WHEREAS, EniChem owns the entire capital stock of Brindisi Etilene S.r.l. (the "Company") which owns and operates certain olefin assets, and EniChem will transfer to the Company, prior to


Closing, as set forth in the Master Agreement, that portion of the Business it owns and operates directly together with the shares of certain Subsidiaries (as defined in Article 4.2(a) hereof). The Company, at Closing (as defined in Article 1.2 hereof), will be redenominated Polimeri Europa S.r.l.; and
     WHEREAS, pursuant to the terms and conditions of this Agreement, Union Carbide will buy fifty percent (50%) of the equity of the Company and EniChem will retain ownership of the remaining fifty percent (50%);
     NOW, THEREFORE, in consideration of the premises and representations, warranties and covenants and agreements contained herein, the Parties hereby agree as follows:

ARTICLE 1 - PURCHASE AND SALE OF SHARES; CLOSING
     1.1 Purchase and Sale of Shares; Consideration. Subject to the terms and conditions set forth herein and the actions to be taken by the Parties prior to the Closing as described in the Master Agreement being completed, including, but not limited to, the contribution by EniChem to the Company of that portion of the Business which it owns and operates and the transfer of the shares of certain Subsidiaries (as defined in Article 4.2(a) hereof), at the Closing, EniChem shall sell and deliver to Union Carbide, and Union Carbide shall purchase and accept from EniChem, fifty percent (50%) of the issued capital stock of the Company (the "Shares") free and clear of all preemptive rights, liens, claims and encumbrances except as the same may be imposed by the Shareholders Agreement (as identified in the Master Agreement) and the Statutes attached thereto. In consideration for the Shares, Union Carbide will pay EniChem three hundred and twenty million Deutschmarks (320 MDM) and shall assume the obligations and enjoy the rights set forth in the Master Agreement and all other agreements referred to therein.
     1.2 Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of EniChem located at Piazza della Repubblica, 16-Milano - Italy or such other place as EniChem and Union Carbide may mutually agree within five business (5) days after receipt of EU (as defined in Article 5.4(a) hereof) approval of the transactions contemplated hereby (the "Transaction") or the approval of the competent court of the Company's capital increase referred to in Section B.1. C. of the Master Agreement, whichever occurs later (the "Closing Date"). Notwithstanding the day upon which Closing will occur, the benefits and burdens of ownership shall pass to Union Carbide as if the Closing had taken place as of 11:59 PM on January 31, 1995 (the "Effective Date").
     1.3 Payment. At the Closing , Union Carbide shall pay the amount of three hundred and twenty million Deutschmarks (320MDM) to EniChem by wire transfer of immediately available funds to the account of EniChem maintained at Cassa di Risparmio delle Provincie Lombarde Agenzia number 34 located in San Donato Milanese (Mi) (account number 14500/1). Said amount shall be increased by interest accrued at the rate of 5 . 0625 per cent per annum from the Effective Date until the date of payment.


     1.4  Reimbursement of Debt
          (a) In the event the Closing occurs before the Effective Date Balance Sheet is final and binding as provided in
Article 6.1.c), on or prior to the Closing the Company shall reimburse EniChem's Affiliates (as defined in Article 23.1) the financial debt incurred by the Company or the Subsidiaries towards such EniChem's Affiliates and outstanding at October 31, 1994; said amount is estimated to be one thousand one hundred and seventy billion three hundred and two million Lire (Lit. 1,170.302 billion). The financial debt shall replaced for an amount equal to six hundred eighty three billion one hundred million Lire (Lit. 683,100,000,000.) through the Loan Agreement referred to in the Master Agreement, for an amount equal to one hundred fifty three billion five hundred million Lire (Lit. 153,500,000,000) by a conditional debt towards EniChem (the "Conditional Debt") reimbursable under the terms and conditions set forth in Exhibit A attached hereto and for the residual amount of three hundred thirty three billion seven hundred two million Lire (Lit. 333,702,000,000) through external credit lines.
          (b) In the event the Closing occurs after the Effective Date Balance Sheet is final and binding as provided in Article 6.1.c) on or prior to the Closing the Company shall reimburse to EniChem's Affiliates the financial debt incurred by the Company or the Subsidiaries towards such EniChem Affiliates and outstanding at the Effective Date as reflected in the Effective Data Balance Sheet. The financial debt shall be replaced for an amount equal to six hundred eighty three billion one hundred million Lire (Lit.683,100,000,000) through the Loan Agreement, for an amount equal to one hundred fifty three billion five hundred million Lire (Lit.153,500,000,000) by the Conditional Debt reimbursable under the terms and conditions set forth in Exhibit A and for the residual amount through external credit lines; provided that the capital stock of the Company will not be less than six hundred sixty two billion four hundred million Lire (Lit. 662,400,000,000) or such other amount as shall conform to the results if the apprasail referred to in Article B.1.a) of the Master Agreement.
     1.5  Closing Deliveries.
          (a) At the Closing, Union Carbide shall deliver to EniChem one (1) copy of the resolutions adopted by the Board of Directors of Union Carbide authorizing the transactions contemplated hereby certified by an appropriate authorized officer of Union Carbide.
          (b) At the Closing, EniChem shall deliver or cause to be delivered to Union Carbide one (1) copy of the resolutions (in Italian together with an English translation thereof) adopted by the Board of Directors of EniChem authorizing the transactions contemplated hereby certified by the Secretary or an Assistant Secretary of EniChem.
          (c) At the Closing, EniChem and Union Carbide shall execute and deliver to each other the deed of transfer to Union Carbide of Shares duly certified in accordance with Italian law number 310/93, and cause to be executed, delivered and acknowledged, to the other of them such certificates and other documents related to the consummation of the Transaction as may be reasonably requested by the other of them.
     The transfer of the Shares referred to in Article 1.1 hereof will be recorded in the Shareholders Book of the Company as soon as practicable after the Closing.
     1.6  Effective Date Balance Sheet and Financial Adjustments
          (a) EniChem will prepare a balance sheet of the Business as of the close of business on January 31, 1995 in accordance with Accounting Principles as established by the ENI Administrative Division's manual entitled "ENI Group Norms for the Preparation of the Financial Statements" dated "Rome, December 1993" ("AAP"), except as modified by the principles set forth on Exhibit B, in Italian Lire. EniChem shall cause such balance sheet to be audited by Coopers & Lybrand, independent certified public accountants, (the "Effective Date Balance Sheet"), and shall deliver copies thereof to Union Carbide, together with the Coopers & Lybrand report thereon, on or before May 15, 1995. The Effective Date Balance Sheet shall be based upon the books and records of the Business and shall fairly present the financial position of the Business at the close of business on January 31, 1995. Union Carbide and its certified public accountants shall have the right to consult with the appropriate EniChem, Company and Coopers & Lybrand personnel with respect to the preparation and audit of the Effective Date Balance Sheet and shall have the right to examine the work papers, schedules, and other documents prepared in connection with the preparation of the Effective Date Balance Sheet, as well as such relevant books and records of EniChem, the Company, and the Subsidiaries as they deem reasonably appropriate.
          (b) Union Carbide shall have thirty (30) days from the delivery to Union Carbide of the Effective Date Balance Sheet to notify EniChem that Union Carbide has determined that the Effective Date Balance Sheet has not been prepared in accordance with AAP as modified by the principles set forth in Exhibit B or that it does not fairly present the financial position of the Business as of January 31, 1995 in accordance with the provisions of paragraph (a) above. If EniChem and Union Carbide are unable to resolve such objections between themselves within thirty (30) days of such notification, the unresolved objections shall then be submitted for resolution to Deloitte & Touche ("Deloitte"), or another major accounting firm agreed to between the Parties, who shall render a written resolution of such objections consistent with AAP as modified by the principles set forth in Exhibit B attached hereto within ninety (90) days thereafter, copies of which shall be delivered to EniChem and Union Carbide. The decision of Deloitte shall be final and binding upon both Parties. The costs and expenses incurred in connection with the appointment of Deloitte shall be shared equally by EniChem and Union Carbide.
          (c) If Union Carbide notifies EniChem in writing that it has determined that the Effective Date Balance Sheet is acceptable as prepared or if Union Carbide fails to notify EniChem that the Effective Date Balance Sheet is not acceptable as prepared within thirty (30) days after receipt by Union Carbide of the Effective Date Balance Sheet or if EniChem and Union Carbide resolve all objections regarding the Effective Date Balance Sheet and agree on the adjustments to be made thereto or any objections which EniChem and Union Carbide are unable to resolve are resolved by Deloitte in accordance with the procedures described in paragraph (b) above, then the Effective Date Balance Sheet, with the adjustments agreed upon by the Parties, or the adjustments determined by Deloitte, if any, shall be final and binding on both EniChem and Union Carbide.
          (d) In the event the Closing occurs before the Effective Date Balance Sheet is final and binding as provided in
Article 1.6.(c), than the following payments shall be made within ten (10) days after the Effective Date Balance Sheet:
                 (i)  if the Company's net worth shown on the
     Effective Date Balance Sheet is higher than the amount of Lit. 662.4 billion (or such lower amount as shall conform to the results of the appraisal referred to the Article B.1.a) of the Master Agreement), than the Company shall pay to EniChem the difference;
                (ii) if the Company's net worth shown on the Effectuve Date Balance Sheet is lower than Lit. 662.4 billion (or such lower amount as shall conform to the results of the appraisal referred to the Article B.1.a) of the Master Agreement), than EniChem shall pay to the Company the difference;
               (iii)  if the financial liabilities to the
     EniChem's Affiliates are higher than those shown on the


     Balance Sheet, then the Company shall reimburse to said Affiliates such difference;
                (iv)  if the financial liabilities to the
     EniChem's Affiliates are lower than those shown on the Balance Sheet, then EniChem shall reimburse to the Company such difference.
          (e) In the event the Closing occurs after the Effective Date Balance Sheet is final and binding as provided in Article 1.6.(c), then the following payments shall be made within ten (10) days after the Closing:
                 (i)  if the Company's net worth shown on the
     Effective Date Balance Sheet is higher than the amount of Lit. 662.4 billion (or such lower amount as shall conform to the results of the appraisal referred to the Article B.1.a) of the Master Agreement), than the Company shall pay to EniChem the difference;
                (ii) if the Company's net worth shown on the Effectuve Date Balance Sheet is lower than Lit. 662.4 billion (or such lower amount as shall conform to the results of the appraisal referred to the Article B.1.a) of the Master Agreement), than Enichem shall pay to the Company the difference;
          (f) EniChem shall have the right, within one month after the Closing Date, to purchase from the Company or its Subsidiaries for a total amount of one thousands Lire (Lit. 1,000) any receivable that has been valued in the Effective Date Balance Sheet at zero value.
     1.7  Other Transactions.
     Concurrently with the execution and delivery of this Agreement, EniChem and Union Carbide shall execute and deliver the Master Agreement.
     1.8  Financial Reports.
          (a) Attached hereto as Schedule I(a) is a complete and accurate copy of the unaudited proforma consolidated balance sheet, income statement and cash flow statement, together with the notes related thereto, of the Business of EniChem, the Company and the Subsidiaries for the years ending December 31, 1992 and December 31, 1993 and the related unaudited proforma consolidated balance sheet, statements of income and cash flow for the nine (9) months ending September 30, 1993 and September 30, 1994 together with the notes thereto and the projected proforma balance sheet, income statement and cash flow statement for the year ending December 31, 1994. The financial statements referred to above are provided for informational purposes only, are not guaranteed by EniChem and Union Carbide shall have no claim against Enichem with respect thereto.
          (b) EniChem will prepare a balance sheet of the Business as of the close of business on January 31,1995 in accordance with the AAP except as modified by the principles set forth on Exhibit B, in U.S.dollars and in accordance with United States generally accepted accounting principles, and deliver same by May 30, 1995.



ARTICLE 2 - REPRESENTATIONS AND WARRANTIES REGARDING
            UNION CARBIDE___________________________
     Union Carbide represents and warrants as of the date hereof as follows:
     2.1 Organization. Union Carbide is a corporation duly organized and validly existing under the laws of the State of New York, U.S.A. Union Carbide has all corporate power and authority necessary to (i) execute, deliver and perform its obligations under this Agreement and (ii) consummate the Transaction and the transactions contemplated in the Master Agreement and all the agreements referred to therein and any other agreements with respect thereto.
     2.2 Authorization. The execution and delivery by Union Carbide of this Agreement and the Master Agreement, all agreements referred to therein or any other agreement with respect thereto and the performance by Union Carbide of its obligations hereunder and thereunder and the consummation by Union Carbide of the Transaction and the transactions contemplated in the Master Agreement and all agreements referred to therein and any other agreements with respect thereto have been duly authorized by all necessary corporate actions on the part of Union Carbide.
     2.3 No Breach. The execution and delivery by Union Carbide of this Agreement, the Master Agreement, all agreements referred to therein or any other agreement with respect thereto, the performance by Union Carbide of its obligations hereunder and thereunder and the consummation by Union Carbide of the Transaction and the transactions contemplated in the Master Agreement and all agreements referred to therein and any other agreements with respect thereto will not:
          (a) conflict with, result in a violation of or constitute a default under the Articles of Incorporation of Union Carbide, as amended to date;
          (b) constitute a default under, result in a violation or breach of, result in the cancellation or termination of, accelerate the performance required under or result in the creation of any lien, claim or encumbrance upon any of the material properties of Union Carbide or any of the Shares pursuant to any material mortgage, guaranty, deed of trust, note, indenture, bond, lease, agreement or other instrument to which Union Carbide is a party or by which any of such properties is bound; or
          (c) result in a violation of or conflict with any law, ordinance, rule or regulation or any order, writ, judgment, award, edict or decree of any court of competent jurisdiction or any governmental agency, authority or instrumentality of competent jurisdiction applicable to Union Carbide or any of such properties, which default, breach, cancellation, termination, acceleration, creation, violation or conflict would have a material adverse effect on the consummation by Union Carbide of the Transaction and the transactions contemplated in the Master Agreement, all agreements referred to therein or any other agreement with respect thereto.
     2.4  Consents.  Except as otherwise contemplated by Article
5.4 hereof, no consent, approval, exemption or authorization is required to be obtained from, no notice is required to be given to and no filing is required to be made with any third party (including, without limitation, governmental agencies, authorities and instrumentality's of competent jurisdiction) by Union Carbide in order (i) for this Agreement, the Master Agreement, all agreements referred to therein and any other agreement respect thereto to constitute a legal, valid and binding obligation of Union Carbide and (ii) to authorize or permit the consummation by Union Carbide of the Transaction and the transactions contemplated in the Master Agreement, all agreements referred to therein and any other agreement with respect thereto.

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES REGARDING ____________ENICHEM_________________________________
     EniChem represents and warrants as of the date hereof as follows:
     3.1 Organization. EniChem is a Societa' per Azioni duly organized and validly existing under the laws of Italy. EniChem has all corporate power and authority necessary to (i) execute, deliver and perform its obligations under this Agreement and (ii) consummate the Transaction and the transactions contemplated in the Master Agreement and all agreements referred to therein and any other agreements with respect thereto.
     3.2 Authorization. The execution and delivery by EniChem of this Agreement, the Master Agreement, the agreements referred to therein and any other agreement with respect thereto, the performance by EniChem of its obligations hereunder and thereunder and the consummation by EniChem of the Transaction and the transactions contemplated in the Master Agreement and all agreements referred to therein and any other agreements with respect thereto have been duly authorized by all necessary corporate actions on the part of EniChem.
     3.3 No Breach. The execution and delivery by EniChem of this Agreement, the Master Agreement, the agreements referred to therein and any other agreement with respect thereto, the performance by EniChem of its obligations hereunder and thereunder and the consummation by EniChem of the Transaction and the transactions contemplated in the Master Agreement and all agreements referred to therein and any other agreements with respect thereto will not:
          (a) conflict with, result in a violation of or constitute a default under the Statutes of EniChem, as amended to date;
          (b) constitute a default under, result in a violation or breach of, result in the cancellation or termination of, accelerate the performance required under or result in the creation of any lien, claim or encumbrance upon any of the material properties of EniChem pursuant to any material mortgage, guaranty, deed of trust, note, indenture, bond, lease, agreement or other instrument to which EniChem is a party or by which any of such properties is bound; or
          (c) result in a violation of or conflict with any law, ordinance, rule or regulation or any order, writ, judgment, award, edict or decree of any court of competent jurisdiction or any governmental agency, authority or instrumentality of competent jurisdiction applicable to EniChem or any of such properties, which default, breach, cancellation, termination, acceleration, creation, violation or conflict would have a material adverse effect on (i) the conduct of the Business as presently conducted by EniChem and its subsidiaries (including, for this purpose, the Company and the Subsidiaries) or (ii) the consummation by EniChem of the Transaction and the transactions contemplated in the Master Agreement and all the agreements referred to therein and any other agreements with respect thereto.
     3.4  Consents.  Except as otherwise contemplated by Article
5.4 hereof no consent, approval, exemption or authorization is required to be obtained from, no notice is required to be given to and no filing is required to be made with any third party (including, without limitation, governmental agencies, authorities and instrumentalities of competent jurisdiction) by EniChem in order (i) for this Agreement, the Master Agreement, all agreements referred to therein and any other agreements with respect thereto to constitute a legal, valid and binding obligation of EniChem and
(ii) to authorize or permit the consummation by EniChem of the Transaction and the transactions contemplated in the Master Agreement, the agreements referred to therein or any other agreement with respect thereto.
     3.5 Ownership of Stock. All of the issued capital stock of the Company is owned by EniChem, free and clear of all preemptive rights, liens, claims and encumbrances. Upon consummation of the Closing, all of the Shares shall have been duly authorized and validly issued, shall be outstanding, fully paid and non-assessable and shall have been sold and delivered to Union Carbide, free and clear of all preemptive rights, liens, claims and encumbrances.

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES REGARDING ____________THE COMPANY AND THE BUSINESS____________
     EniChem represents and warrants as of the date hereof as follows:
     4.1 Organization. The Company is a Societa a responsabilita limitata duly organized and validly existing under the laws of Italy. The Company has all corporate power and authority necessary to (i) own, lease or use the properties owned, leased or used by it and (ii) conduct the Business as presently conducted by it. The Company is duly qualified or licensed to do business under the laws of all of the jurisdictions where the ownership of the properties presently owned by it or the conduct of the Business as presently conducted by it so requires.
     4.2 No Breach. The execution and delivery by EniChem of this Agreement, the performance by EniChem of its obligations hereunder and the consummation by EniChem of the Transaction and the transactions contemplated in the Master Agreement and all agreements referred to therein and any other agreements with respect thereto and will not:
          (a) constitute a default under, result in a violation or breach of, result in the cancellation or termination of, accelerate the performance required under or result in the creation of any lien, claim or encumbrance upon any of the Company and the other companies in the operation of the Business pursuant to any material mortgage, guaranty, deed of trust, note, indenture, bond, lease, agreement or other instrument to which the Company or any Subsidiary is a party or by which any of such properties is bound. Such other companies are listed on Schedule VII attached hereto (collectively, the "Subsidiaries" and, sometimes individually, a "Subsidiary") ;
          (b) result in a violation of or conflict with any law, ordinance, rule or regulation or any order, writ, judgment, award, edict or decree of any court of competent jurisdiction or any governmental agency, authority or instrumentality of competent jurisdiction applicable to EniChem, the Company, any Subsidiary or any of such properties in the operation of the Business; or
          (c) conflict with, result in a violation of or constitute a default under the statutes of the Company and any Subsidiary in each case as amended to date, which default, breach, cancellation, termination, acceleration, creation, violation or conflict would have a material adverse effect on (i) the conduct of the Business as presently conducted by EniChem, the Company and its Subsidiaries, (ii) the ownership, leasing or use by Enichem, the Company and the Subsidiaries of such properties as presently owned, leased or used by them or (iii) the consummation by the Company of the Transaction and the transactions contemplated in the Master Agreement and all agreements referred to therein and any other agreements with respect thereto.
     4.3  Consents.  Except as otherwise contemplated by Article
5.4 hereof or set forth in Schedule V attached hereto, no consent, approval, exemption or authorization is required to be obtained from, no notice is required to be given to and no filing is required to be made with any third party by EniChem, the Company or any Subsidiary under or pursuant to any governmental permits, licenses, consents, authorizations or approvals held by or issued to EniChem, the Company or any Subsidiary in the operation of the Business (including, without limitation, environmental, health, safety and operating permits and licenses) by reason of this Agreement or the consummation of the Transaction and the transactions contemplated in the Master Agreement and all agreements referred to therein and any other agreements with respect thereto.
     4.4 Organizational Instruments. EniChem has delivered to Union Carbide complete and accurate copies of the Statutes of the Company as amended to date. The Company is not in violation of any provision of its Statutes as amended to date. EniChem has made available or caused to be made available to Union Carbide complete and accurate copies of the Statutes of each of the Subsidiaries, in each case as amended to date. No Subsidiary is in violation of any provision of its Statutes, in each case as amended to date. Except as provided in the Master Agreement, the Shareholders Agreement or as set forth in Schedule VII attached hereto, there are no agreements or commitments which obligate or require EniChem, the Company or any Subsidiary to amend or authorize an amendment of Statutes of the Company or any Subsidiary, in each case as amended to date. EniChem has made available or caused to be made available to Union Carbide complete and accurate copies of the minute books and stock books of (i) the Company and (ii) the Subsidiaries. Such minute books contain complete and accurate copies of all records of all meetings of the board of directors (and any committee thereof) of the Company and each of such Subsidiaries and the shareholders of the Company and each of such Subsidiaries.
     4.5 Capital Stock. The capital stock of the Company consists of one hundred and thirty six billion four hundred and fifty million Lire (Lit 136.450.000.000) duly authorized and fully paid and non-assessable. An increase of the capital stock up to seven hundreded billion lire (700.000.000.000) was resolved by the general meeting and is currently subject to Court approval. Upon the consummation of the Transaction, the issued capital stock of the Company will consist of six hundred sixty two billion four hundred million Lire (Lit 662.400.000.000), or such other amount as shall conform to the results of the appraisal referred to in Article B.1.a) of the Master Agreement, fully paid and non-assessable. There are no outstanding subscriptions, options, warrants, rights, convertible or exchangeable securities, agreements or commitments which obligate or require EniChem or the Company to issue, sell or transfer any capital stock of the Company. All of the issued capital stock of the Company is owned by EniChem free and clear of all preemptive rights, liens, claims, and encumbrances except as referred to in Article 1.1 hereof.
Upon consummation of the Closing and recording of the transfer of the Shares in the Shareholders book and except as provided in the Shareholders Agreement and the Statutes, good and marketable title to the Shares shall pass to Union Carbide free and clear of all preemptive rights, liens, claims and encumbrances except as referred to in Article 1.1.
     4.6 Subsidiaries. The Company has no subsidiaries. Upon Closing the only subsidiaries of the Company shall be those listed in Schedule VII attached hereto. Neither the Company nor any Subsidiary is a partner of any partnership or a member of any joint venture or other business entity other than the partnerships and joint ventures listed on Schedule VII attached hereto. The Company owns the percentage of shares of capital stock of each Subsidiary indicated in Schedule VII attached hereto directly or indirectly through another Subsidiary free and clear of all preemptive rights, liens, claims and encumbrances and except as set forth on Schedule VII there are no outstanding subscriptions, options, warrants, rights, convertible or exchangeable securities, agreements or commitments which obligate or require EniChem, the Company or any Subsidiary to issue, sell or transfer (i) any shares of capital stock of any Subsidiary or (ii) any securities convertible into or exchangeable for shares of capital stock of any Subsidiary. The number of shares of capital stock of each Subsidiary owned by them are listed on Schedule VII attached hereto. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction under which it has been organized. The issued and outstanding shares of capital stock of each of the Subsidiaries owned by EniChem have been duly authorized and validly issued and are fully paid and non-assessable. The jurisdiction under the laws of which each Subsidiary has been organized is listed in Schedule VII attached hereto. Each Subsidiary has all corporate power and authority necessary to (i) own, lease or use the properties owned, leased or used by it and (ii) engage in the conduct of the Business as presently conducted by it. Each Subsidiary is duly qualified or licensed and in good standing as a foreign corporation authorized to do business under the laws of all jurisdictions where the ownership of the properties owned by it or the conduct of the Business as presently conducted by it so requires.
     4.7  Financial Statements.
     Schedule I(b) attached hereto sets forth a complete and accurate copy of the unaudited proforma balance sheet as of October 31, 1994 (the "Balance Sheet Date") of the Business of EniChem, the Company and the Subsidiaries (the "Balance Sheet"). The Balance Sheet (i) presents fairly, in all material respects, the consolidated financial position of the Business as of October 31, 1994, (ii) is in conformity with AAP applied on a consistent basis and (iii) has been derived from the books and records of EniChem, the Company and the Subsidiaries.
     4.8  Tax Matters.
          (a) Except as set forth on Schedule XVII attached hereto, all Tax Returns (as defined in Article 4.8(d) hereof) required to be filed by or on behalf of the Company or any Subsidiary or with respect to the activity of the Business on or prior to the Closing as operated by EniChem have been timely filed for all years and periods for which such Tax Returns were due (taking into account all filing date extensions) and all Taxes (as defined in Article 4.8(c) hereof) shown thereon to be payable have been paid. Except as set forth in Schedule XVII attached hereto, since the Balance Sheet Date neither the Company, nor any Subsidiary nor the Business as operated by EniChem has incurred any material liability with respect to any Tax except in the ordinary course of business. Except as set forth in Schedule IV or XVII attached hereto, there are no presently pending written claims by any Italian, non-Italian, national, state or local taxing authority which pertain to the Company, any Subsidiary, the Business or any of the material properties owned, used or leased by the Company, the Subsidiaries, the Business as operated by EniChem, which, if adversely determined, would have a material adverse effect on the Business as presently conducted by EniChem, the Company and the Subsidiaries.
          (b) With respect to all Tax Returns, (i) the statute of limitations for the assessment of any Tax has expired through the taxable year set forth in Schedule XVII attached hereto with respect to such Tax and (ii) no audit is in progress and no waiver or agreement is in force for the extension of time for the assessment or payment of any Tax except as set forth in Schedule XVII.
          (c) As used herein, the term "Tax" or "Taxes" shall mean any or all Italian, national, state and local taxes levied on the Company or its Subsidiaries in relation to the Business as operated by EniChem and all non-Italian taxes, assessments, imposts, duties and other similar governmental charges levied on the Company or any of its Subsidiaries in relation to the Business as operated by EniChem (including, without limitation, income, profits, excise, sales, use, occupancy, value added, gross receipts, franchise, ad valorem, capital, transfer, withholding, employment, payroll and property taxes and import duties), any or all interest thereon, any or all additions thereto or to any such interest and any or all penalties with respect thereto. The foregoing definition of the term Taxes shall be unaffected by the accounting classification on the Company's books and records.
          (d) As used herein, the term "Tax Return" shall mean any return, report, declaration, estimate or information statement filed or required to be filed with any taxing authority with respect to any Tax required to be filed by or on behalf of the Company or any Subsidiary or EniChem with respect to the operation of the Business prior to Closing.
          (e) Schedule XVII includes a list of all Tax holidays, Tax exemptions or other similar Tax relief currently in effect for EniChem, the Company or its Subsidiaries with respect to the operations, activities or assets of the Business from which the Company will benefit after the Closing and the loss of which would materially affect the Tax liability of the Company or its Subsidiaries after the Closing.
     4.9  Real Property.
          (a) Schedule XVI attached hereto consists of maps upon which: (i) all of the real property which is owned by EniChem in the operation of the Business, the Company, or any Subsidiary (the "Owned Real Property") is identified and (ii) all of the real property which is leased from a third party by EniChem in the operation of the Business, the Company or any Subsidiary (the "Leased Real Property") is identified (items (i) and (ii) above are collectivelly referred to as the "Real Property").
          (b) EniChem, the Company and the Subsidiaries have full right, title and interest to the Owned Real Property and have full right and interest to the Leased Real Property.
          (c) Schedule XVI attached hereto consists of maps upon which any Owned Real Property which is leased to a third party is identified.
          (d) Schedule XVI attached hereto consists of maps upon which easements, rights of way, covenants and restrictions and other rights and interests pertaining to or interfering with the Real Property is identified. Except as set forth on Schedule XVI attached hereto, to the best of EniChem's knowledge there are no other easements, rights of way, covenants and restrictions and other rights and interests pertaining to or interfering with the Real Property. Notwithstanding the foregoing, the Company shall grant to EniChem whatever additional easements and rights of way which EniChem enjoyed prior to Closing.
          (e) Schedule XVI attached hereto consists of maps attached upon which easements, rights of way, covenants and restrictions and other rights and interests of EniChem in the operation of the Business, the Company or any Subsidiary outside the Real Property is identified.
          (f) EniChem shall grant to the Company or any Subsidiary on the Closing Date or at anytime in the future any and all additional easements and rights of way the Company or any Subsidiary shall need on the property owned or controlled by EniChem so as to allow the Company or any Subsidiary to operate the Business in substantially the same manner and to substantially the same extent as the Business was operated by EniChem, the Company and the Subsidiaries prior to the Closing.
          (g) Except as set forth in Schedule XVI attached hereto, neither EniChem, Company nor any of the Subsidiaries owns, holds, is obligated under or a party to any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of the Real Property or any portion thereof or interest therein.
          (h) Except as set forth in Schedule XVI attached hereto, the material components of the buildings, structures and other material improvements which are located on the Owned Real Property and which are necessary and material to the operation of the plants and other facilities of which they are a part are in reasonable working order and repair for the conduct of the Business as presently conducted by EniChem, the Company and the Subsidiaries. The facilities, buildings, structures and other material improvements which are located on the Real Property are supplied or will be supplied by EniChem or third parties with all utilities and services (including, gas, electricity, water, telephone, sanitary sewer, and storm sewer all of which services are adequate in accordance with all applicable laws, ordinances, rules and restrictions and are provided via public records or via permanent, irrevocable, appurtenant easements benefitting the Real Property) necessary for the operation thereof as presently operated by EniChem, the Company and the Subsidiaries and all associated "hook-up" fees and other similar charges have been fully paid.
          (i) Except as set forth in Schedule XVI attached hereto, neither EniChem, the Company nor any of the Subsidiaries has received written notice of any threatened, and there is not, any pending, (i) condemnation proceeding affecting the Real Property or any part thereof or (ii) sale or other disposition of the Real Property or any part thereof in lieu of condemnation.
          (j) Except as set forth in Schedule XVI attached hereto there are no encroachments or other facts or conditions affecting any parcel of Owned Real Property which would be revealed by an accurate survey or careful physical inspection thereof and which, individually or in the aggregate, interfere in any material respect with the use, occupancy or operation thereof as presently used, occupied or operated by EniChem the Company and the Subsidiaries.
     4.10  Owned Personal Property.  Except as set forth in
Schedule IV attached hereto and except for the properties sold, transferred or otherwise disposed of by EniChem, the Company or any Subsidiary in the ordinary course of business since the Balance Sheet Date, all of the tangible personal property (including, without limitation, furnishings, furniture, office equipment, vehicles, inventories, tools, machinery, equipment, structures and movable fixtures) which is reflected in the Balance Sheet is (i) owned by EniChem, the Company or one of the Subsidiaries and (ii) in reasonable working order and repair for use as presently used by EniChem, the Company or the Subsidiaries. All items of inventory are in conformance to the specifications for such products, are of the volume and mix in conformance with past practice and are salable or usable in conformance with past practice except as reserved against in the Effective Date Balance Sheet and have been carried on the books and records of EniChem, Company or the Subsidiaries on a consistent basis.
     4.11 Title to Owned Properties. Except as set forth in each Schedule attached hereto with respect to the properties listed therein or in Schedule IV attached hereto, EniChem, the Company and each Subsidiary has good and marketable title to all of the material properties owned by it, free and clear of all liens, claims and encumbrances other than liens, claims and encumbrances reflected in the Financial Statements.
     4.12  Contracts; Leases; Licenses.
          (a) Except as described in this Agreement and in the Master Agreement, Schedule VI attached hereto sets forth all written contracts, agreements and commitments with respect to the Business (including, without limitation, leases, subleases, licenses and installment sales contracts) to which EniChem, the Company or any Subsidiary is a party and:
                (i)  which involve future expenditures with
     respect to the purchase of raw materials, manufacturing


     supplies or utilities used in the ordinary course of business in excess of $200,000;
               (ii) which involve future receipts with respect to the sale of products in the ordinary course of business in excess of $200,000;
              (iii) which involve future expenditures or receipts with respect to the purchase, sale or lease of real property or personal property (other than raw materials, manufacturing supplies and products described in clauses (i) and (ii) of this sentence) in excess of $200,000;
               (iv) which involve future expenditures or receipts with respect to the rendition of services (other than the purchase of utilities) in excess of $200,000;
                (v) which contain commitments of suretyship, guaranty or indemnification (other than guarantees, warranties and indemnities provided in connection with the purchase, sale or lease of materials, supplies, utilities, products or other personal property or the rendition of services in the ordinary course of business);
               (vi) which are not listed above and are material to the conduct of the Business as presently conducted by Enichem, the Company or any Subsidiary;
              (vii) to which EniChem or any of its subsidiaries is also a party; or
             (viii) pursuant to which EniChem, the Company or any of the Subsidiaries agrees not to compete in any line of business with any person or in any geographical area.
          (b) There are no binding oral contracts, agreements or commitments to which EniChem, the Company or any Subsidiary is a party and which, if reduced to or set forth in writing, would be required to be described in any Schedule attached hereto.
     4.13 Performance of Contracts, Leases and Licenses. Except as set forth in each Schedule attached hereto with respect to the contracts, agreements and commitments listed therein, (i) to the knowledge of EniChem all of the contracts, agreements and commitments set forth in Schedule VI attached hereto are legal, valid and binding and in full force and effect in all respects,
(ii) neither EniChem, the Company nor any Subsidiary is in default, or has received notice of any default or any event which, with the passage of time, the giving of further notice or both, would constitute a default by EniChem, the Company or any Subsidiary under any such contract, agreement or commitment, (iii) to the knowledge of EniChem none of the other parties to any such contract, agreement or commitment is in default thereunder, (iv) to the knowledge of EniChem there does not exist any condition nor has there occurred any event which, with the passage of time, the giving of notice or both would constitute a breach or default under any such contract, agreement or commitment by the other party thereto and (v) to the knowledge of EniChem there is no reasonable basis for any party to such contracts, agreements or commitments to make any claim against Enichem, the Company or any Subsidiary with respect to any such contract, agreement or commitment which has been fully performed.
     4.14 Consents relating to Contracts. Except as otherwise contemplated in the Agreement or as set forth in Schedule VI attached hereto, no consent, approval, exemption or authorization is required to be obtained from, no notice is required to be given to and no filing is required to be made with any third party (including, without limitation, governmental agencies, authorities and instrumentalities of competent jurisdiction) by EniChem, the Company or any Subsidiary, in order to avoid a breach of any of the contracts, agreements and commitments set forth in Schedule VI attached hereto which breach would have a material adverse effect on (i) the conduct of the Business as presently conducted by EniChem, the Company and the Subsidiaries or (ii) the consummation by EniChem, the Company or any Subsidiary of the Transaction.
     4.15  Compliance with Laws.
     Except as set forth elsewhere in this Agreement or in any Schedule attached hereto with respect to the matters set forth therein or in Schedule XIII attached hereto, to EniChem's knowledge, neither EniChem, the Company nor the Subsidiaries is in default under or in violation of any Italian, foreign, state or local law, ordinance, regulation or rule or any judgment, writ, order, award, edict or decree of any court of competent jurisdiction or any governmental agency, authority or instrumentality of competent jurisdiction (i) pertaining to the Business as presently conducted by EniChem, the Company and the Subsidiaries or the properties owned, leased or used by EniChem, the Company and the Subsidiaries other than such defaults and violations, if any, which will not have a material adverse effect on the conduct of the Business as presently conducted by EniChem, the Company and the Subsidiaries or the ownership, leasing or use of such properties by EniChem, the Company and the Subsidiaries as presently owned, leased or used by them or (ii) which would prohibit or interfere with the consummation by EniChem , the Company or any Subsidiary with the transactions contemplated hereby.
     4.16 Permits; Licenses. Schedule XV attached hereto sets forth all of the governmental consents, approvals, exemptions, permits, licenses, franchises and other authorizations which have been issued to or are held or used by EniChem, the Company or any Subsidiary in the operation of the Business or for which EniChem, the Company or any Subsidiary has applied for in the operation of the Business, the absence of which would prohibit or materially interfere with the operation of the Business and the consummation by EniChem, the Company or any Subsidiary of the transactions contemplated hereby. Except as described in Schedule X, XI or XV attached hereto, Enichem, the Company and the Subsidiaries have obtained all of the material governmental consents, approvals, permits, exemptions, licenses, franchises and other authorizations which are necessary in order to (i) conduct the Business as presently conducted by them or (ii) own, lease or use the properties presently owned, leased or used by them in the operation of the Business. The consummation of the transactions contemplated hereby will not result in a violation or invalidation of any of such consents, approvals, exemptions, permits, licenses, franchises or other authorizations.
     4.17  Environmental Conditions.
          (a)  Schedule X attached hereto:
                (i) lists (A) all facilities and sites used for treatment, disposal and/or recycling of waste (including but not limited to aboveground and underground storage tanks, landfills, surface impoundments, incinerators, underground injection wells, lagoons, waste piles, pits and ponds) which are located on the Real Property and (B) as to each such facility or site the time period used and the type of material treated, stored, disposed or recycled;
               (ii) lists all waste treatment, storage, recycling and/or disposal facilities which are not located on the Real Property and which are or have been used by EniChem, the Company or any Subsidiary or any of their predecessors in interest, in connection with the conduct of the Business;
              (iii) lists all written reports of internal and governmental environmental audits or risk assessments conducted since January 1, 1991, relating to the Business;
               (iv) lists all reports of Releases of Hazardous Materials (as hereinafter defined) submitted since January 1, 1991, to any Governmental Authority (as hereinafter defined) relating to the Business;.
                (v) lists all written notices of an Environmental Action (as hereinafter defined) received by EniChem, the Company or any of the Subsidiaries since January 1, 1991, arising out of or relating to the Real Property or the generation, use, treatment, handling, storage or disposal of Hazardous Materials thereon, or the Release or transportation of Hazardous Materials thereto or therefrom, or arising out of or relating to the Business;
               (vi) lists all reports of non-compliance relating to the Business reported to or identified by any Governmental Authority since January 1, 1991, with (A) Environmental Consents (as hereinafter defined), or (B) the requirements of any Environmental Law (as hereinafter defined); and
              (vii) lists all reports, studies, tests or analyses in the possession of or initiated by EniChem, the Company or any of the Subsidiaries pertaining to the existence of Hazardous Materials in the Environment (as hereinafter defined) at or emanating from any part of the Real Property.
          (b) Except as set forth in Schedule X or any other Schedule attached hereto:
                (i) there is no Environmental Action relating to the Business pending or threatened and to the best of EniChem's knowledge and belief there is no omission or circumstance which could give rise to any such Environmental Action;
               (ii) Neither EniChem nor the Company nor any Subsidiary has received any notice from any Governmental Authority under any Environmental Law stating that EniChem, the Company or any of the Subsidiaries has a present or future obligation to undertake Remedial Action (as hereinafter defined) with respect to the Business;
              (iii) none of the buildings and improvements included within the Business, including the Real Property, contain asbestos;
               (iv) EniChem, the Company and the Subsidiaries have obtained and have complied with the terms and conditions of all Environmental Consents in relation to the Business and have also complied with all conditions, limitations, obligations, prohibitions or requirements under any Environmental Laws in relation to the Business;
                (v) All Environmental Consents relating to the Business are in full force and effect and no actions (including, but not limited, to capital investments) are, to the best of EniChem's knowledge, necessary to secure compliance with or to maintain or obtain any Environmental Consents relating to the Business and there are no facts or circumstances indicating that any Environmental Consents relating to the Business would or might be revoked, suspended, cancelled, varied or not renewed and:
                     (aa)  All appropriate or necessary action in
          connection with the renewal or extension of any Environmental Consents relating to the Business has been taken;
                     (bb)  Neither the execution nor the
          performance of this Agreement will of itself cause any Environmental Consents relating to the Business to be withdrawn or modified; and
                     (cc)  None of the conditions to which any
          Environmental Consents relating to the Business are subject are personal to EniChem, the Company or any of the Subsidiaries;
               (vi) No Release of any Hazardous Material relating to the Business exceeds or has exceeded any allowable or permissible quotas or limits prescribed or specified under any Environmental Law or in any condition to any Environmental Consents; and
              (vii) The Real Property is not referred to or listed as polluted or contaminated land or contaminated uses kept pursuant to any Environmental Law nor to the best of EniChem's knowledge are there any facts or circumstances which would or might give rise to an entry in any such register.
          (c)  As used in this Article 4.17 and elsewhere in this
Agreement:
                (i) "Environmental Action" means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, investigation, proceeding, consent order or consent which relates to any Environmental Law, including, without limitation
                     (a)  any claim by any Governmental Authority
          for enforcement, Remedial Action, cost recovery, damages or injunctive relief pursuant to any Environmental Law; and
                     (b)  any claim by any third party seeking
          damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to the Environment.
               (ii) "Environment" means any land (including, without limitation, surface land and subsurface strata, sea bed or river bed); water (including, without limitation, coastal and inland waters, surface waters and ground waters and water in drains and sewers); and air (including, without limitation, air within buildings and other natural or man-made structures above or below ground);
              (iii)  "Environmental Law" means any and all
     applicable treaties, laws, regulations, enforceable requirements, binding determinations, orders, decrees, judgments, injunctions, permits, approvals, authorizations, licenses, variances, permissions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating to pollution or protection of the Environment, protection of human health and safety, preservation or reclamation of natural resources, or to the management, Release or threatened Release of Hazardous Materials.
               (iv) "Environmental Consents" means all or any permits, licenses, consents, approvals, certificates, qualifications, specifications, registrations, and other authorizations and the filing of all notifications, reports, and assessments required under any Environmental Law;
                (v) "Governmental Authority" means any Italian, national, federal, state, regional, local or foreign court or governmental agency, authority, instrumentality or regulatory body;
               (vi) "Hazardous Materials" means any material or substance that is, as of the Effective Date, prohibited or regulated by any Environmental Law, or that is, as of the Effective Date, designated by any Governmental Authority to be radioactive, toxic, hazardous, or otherwise a danger to health, reproduction or the Environment; and any chemicals, materials or substances which, as of the Effective Date, are defined as or included in the definition of "hazardous substances", "hazardous waste", "hazardous materials", "toxic substances", "controlled waste", "special waste", pollutants", "contaminants", or words of similar import, under any Environmental Law;
              (vii) "Release" means any spilling, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, emanation or migration of any Hazardous Materials into, onto or through the Environment; and
              (viii)  "Remedial Action" means actions required to:
     (x) clean up, remove, treat, abate or in any other way address any Hazardous Materials in the Environment; (y) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Materials so it does not migrate or endanger or threaten to endanger public health or welfare in the Environment or (z) perform studies and investigations in connection with (x) or (y).
     4.18 Litigation; Claims; Proceedings. Except for suits, actions, proceedings, investigations, audits, examinations and written claims described elsewhere in this Agreement or its Schedules, Schedule XIII attached hereto sets forth all of the civil, criminal, administrative and arbitral suits, actions, proceedings, investigations and written claims presently pending or, to the knowledge of EniChem, threatened and all of the final orders, judgments, writs, decrees, awards and edicts presently outstanding which pertain to the Business as conducted by EniChem, the Company or any of the Subsidiaries or any of the material properties owned, leased or used by EniChem, the Company and the Subsidiaries in the operation of the Business other than routine suits, actions, proceedings, investigations and written claims (including, without limitation, product liability, product warranty and worker's compensation suits, actions, proceedings, investigations and written claims) where the amount involved therein does not exceed $500,000 or where the amount involved therein and in all suits, actions, proceedings, investigations and written claims involving substantially similar issues outstanding at any time after January 1, 1992 does not exceed $500,000. Neither EniChem nor the Company nor any of the Subsidiaries has received written notice of any statements, citations or decisions by any governmental agency, authority or instrumentality stating that any product made by EniChem, the Company or any of the Subsidiaries in the operation of the Business, is defective or unsafe or fails to meet any standards promulgated by such agency, authority or instrumentality. There have been no recalls ordered by any such agency, authority or instrumentality with respect to any such product.
     4.19  Patents; Technology.
     The patents, patent applications, trade secrets, know-how, inventions, processes, manufacturing information, engineering information and technical information, which are used or held for use in the conduct of the Business as presently conducted by EniChem, the Company and the Subsidiaries which will be transferred to Company and the representations and warranties related thereto are set forth in the EniChem Technology Agreement to be entered into between EniChem and Polimeri Europa S.r.l.
     4.20  Trademarks: Copyrights.
     Except as set forth in Schedule XVIII attached hereto, to the best of EniChem's knowledge and belief, all of the trademarks and service marks used in the conduct of the Business have been duly registered or are the subject of pending registration applications in the jurisdictions indicated in Schedule XVIII attached hereto and neither EniChem , the Company nor the Subsidiaries have infringed the trademark rights or copyrights of third parties in connection with the conduct of the Business.
     4.21 Human Resources.
          (a) Schedule VIII attached hereto sets forth a complete and accurate list of (i) all of the collective bargaining agreements and agreements with labor unions or associations representing employees in the operation of the Business to which EniChem, the Company or any of the Subsidiaries is a party and
(ii) as of the dates set forth in Schedule VIII attached hereto, the total number of employees of EniChem, the Company and the Subsidiaries in the operation of the Business and the number of such employees represented by each such agreement. Such numbers of employees have not changed since such dates except in the ordinary course of business. Except as set forth in Schedule VIII attached hereto, there is not, or to EniChem's knowledge, there are no threatened strikes, slowdowns, picketing, work stoppages, labor troubles or other similar events in which employees of EniChem, the Company or any Subsidiary in the operation of the Business are participating and which is having a material adverse effect on the conduct of the Business as presently conducted by EniChem, the Company and the Subsidiaries. Except as set forth in Schedule IX attached hereto, there is no lawsuit, arbitration or proceeding pending, or, to the knowledge of EniChem, threatened against EniChem, the Company or any Subsidiary in connection with any Employees which would have a material adverse effect on the Business, the Company or any Subsidiary.
          (b) EniChem, the Company and the Subsidiaries have properly and accurately reflected on their books and records all of the compensation paid to, or on behalf of, their agents and employees in the operation of the Business. Such compensation has been or shall be, properly and accurately disclosed in the Balance Sheet and other public or private reports, records or filings to the extent required by law. All current and former employees of EniChem, the Company or the Subsidiaries with respect to the operation of the Business and have been duly recorded as such in the records of the Company and the Subsidiaries. As far as concerns the "clientele" indemnity payable to commercial agents , the appropriate provision will be duly recorded in the Effective Date Balance Sheet.
          (c) All wages and salaries (excluding bonuses and amounts accruing under any pension and profit-sharing plans listed in Schedule IX) payable to current or former employees for any period other than the current payroll period, severance or overtime pay for the current payroll period, and indemnities of any kind, including indemnities on account of vacation, time off, or pay in lieu thereof, have been duly recorded in the accounting books and other relevant records and documents of the Company and of the Subsidiaries. Neither EniChem, the Company nor the Subsidiaries are aware of any violation of any statute, ordinance or regulation relating to minimum wages or minimum hours of work.
          (d) Schedule VII attached hereto sets forth a complete and accurate list of the employees to be employed by the Company and the Subsidiaries (collectively the "Employees") along with lists identifying the Employees by age, sex, seniority, compensation and classification. Except to the extent indicated in Schedule IX attached hereto, neither EniChem, the Company nor any of the Subsidiaries in the operation of the Business is a party to, nor otherwise bound by, any (a)"Accordo Aziendale"; (b) profit sharing, deferred compensation, bonus, retainer, consulting, health, welfare, or incentive plan or agreement whether legally binding or not; (c) plan or policy providing for "fringe benefits" to the Employees, including, but not limited to, vacation, disability, sick leave, medical, hospitalization, life insurance and other insurance plan, and related benefits; (d) retirement or pension plan; and (e) post-employment plan other than retirement and pension plan. Schedule IX attached hereto describes each of the statutory and non-statutory employee benefit plans, funds, programs, arrangements, compensation policies and practices (collectively the "Plans") to be provided by the Company and the Subsidiaries to the Employees. True, correct and complete copies of all documents creating or evidencing any such plan, agreement or obligation indicated in Schedule VIII have been disclosed to, or reviewed by, Union Carbide.
     4.22  Business Operations: Adverse Changes.
          (a) Except as set forth herein or in any Schedule attached hereto:
                (i)  since the Balance Sheet Date, neither
     EniChem, the Company nor the Subsidiaries have, in connection with the conduct of the Business by them, made any material change in practices, operations or policies with respect to
     (aa) the method for selling products, (bb) the standard terms and conditions of sale of products (including standard terms regarding returns and discounts, but excluding price changes), (cc) the method for accounting for sale of products, (dd) the policy regarding maintenance of inventory levels, or (ee) the conduct of accounts receivable collection and accounts payable payment activities, which would have a material adverse effect on the Business as presently conducted by them;


               (ii) since the Balance Sheet Date and except as contemplated by the Master Agreement, neither EniChem in the operation of the Business, the Company nor any Subsidiary has, except in the ordinary course of business, (aa) engaged in any material transaction, (bb) entered into any material agreement, (cc) incurred, paid or discharged any material obligation or liability, (dd) sold or transferred any material property, (ee) waived or released any material right or obligation, or (ff) incurred any indebtedness for borrowed money;
              (iii) since the Balance Sheet Date, there has been no material adverse change in (aa) the combined financial condition or results of operations or cash flow of the Business of EniChem, the Company and the Subsidiaries or (bb) the Business as presently conducted by EniChem, the Company and the Subsidiaries and no event has occurred or condition has arisen which affects EniChem, the Company or any of the Subsidiaries and which to the knowledge of EniChem would result in an adverse change in (A) the combined financial condition or results of operations or cash flow of the Business of EniChem, the Company or its Subsidiaries or (B) the Business as presently conducted by EniChem, the Company or the Subsidiaries;
               (iv) since the Balance Sheet Date, there has been no damage to or loss of properties owned, leased or used by EniChem, the Company or the Subsidiaries in the operation of the Business which would have a material adverse effect on the Business of EniChem, the Company or the Subsidiaries; and
                (v) To the knowledge of EniChem, there are no laws, rules or regulations (excluding any European Commission directives) in full force and effect as of the date hereof affecting the Business and/or the industry in which the Business operates which can reasonably be expected to have a material adverse effect on the condition (financial or otherwise), assets, properties, liabilities, operations or prospects of the Business.
          (b) Except as set forth in Schedule IV attached hereto, no material supplier or customer of EniChem, the Company or the Subsidiaries has indicated to EniChem in writing that it will cease doing business with EniChem,the Company or the Subsidiaries because of the Transaction.
     4.23 Health and Safety Conditions. Schedule XI attached hereto lists:
                (i)  all current material safety data sheets
     relating to the products currently sold or used by EniChem, the Company and any Subsidiary in the operation of the Business, including:
                     (a)  Raw materials
                     (b)  Intermediates
                     (c)  Finished Goods;
               (ii) all product labels for the current products of the Business including


                     (a)  Intermediates
                     (b)  Finished Goods;
              (iii)  all filings or correspondence since
     January 1, 1991 with all governmental agencies, authorities or instrumentalities in respect of Council Directive (92/32) EEC of 30 April 1992 and previous and subsequent amendments to Directive 67/548/EEC relating to the classification, packaging and labeling of dangerous substances;
               (iv) all applicable air, water and hazardous waste regulations that affect the operations of the Business;
                (v)  monitoring reports for the Business for
     permitted water discharges and air emissions since January 1, 1991 to present;
               (vi)  government agency, authority or
     instrumentality environmental audit reports of facilities currently owned, leased or used by the Business since
     January 1, 1991;
              (vii) notifications required to be submitted to any governmental agency, authority or instrumentality since January 1, 1991 to present which report the quantities of hazardous, extremely hazardous or toxic substances produced, used or stored at the facilities which are owned, leased or used by the Business;
             (viii) all PCB Transformers and Capacitors on all facilities which are currently owned, leased or used by the Business;
               (ix)  all items containing Asbestos on all


     facilities which are currently owned, leased or used by the Business;
                (x) summary of any health and safety studies, including epidemiological and toxicological studies, related to the Business;
               (xi) industrial hygiene surveys related to the Business since January 1, 1991 to present;
              (xii) summary of Personnel Safety Statistics related to the Business since January 1, 1991 to present;
             (xiii) any Health & Safety audit reports for the manufacturing facilities;
              (xiv) any French, Italian and German national or provincial regulatory provisions concerning Health & Safety matters since January 1, 1991 and a description of corrective actions;
               (xv) any published public reports describing Health & Safety performance of any of the facilities of the Business since January 1, 1991;
              (xvi) All Health and Safety permits and licenses and pending applications for facilities which are currently owned, leased or used by the Business since January 1, 1991;
             (xvii) Internal health and safety audit reports and action plans of facilities currently owned, leased or used by the Business since January 1, 1991;
            (xviii) Government agency, authority or instrumentality audit reports of the facilities of the Business since January 1, 1991;
              (xix)  Summaries of Worker's Compensation
     liabilities (or equivalent) related to the Business since January 1, 1991; and
               (xx) Litigation, Claims and Proceedings, including Citations, notices of violations, orders, consent orders, administrative or judicial enforcement proceedings from any governmental agency, authority or instrumentality related to Health & Safety matters since January 1, 1991.
     4.24 Liabilities. Except as set forth herein or in any Schedule attached hereto, since the Balance Sheet Date no material liabilities have been incurred in the operation of the Business by EniChem, the Company or the Subsidiaries other than liabilities incurred in the ordinary course of business.
     4.25 Assets. Except as set forth on Schedule II attached hereto, as of the Effective Date, the Company and the Subsidiaries will own, lease or have licenses or other contractual rights to use all of the assets, tangible or intangible, which are currently used or held for use in the operation of the Business except as disposed of in the ordinary course of business or through the relevant agreements referred to in the Article C.6 of the Master Agreement will have the right to purchase the necessary services and utilities, so that after the Effective Date the Company can operate the Business in substantially the same manner and to substantially the same extent as the Business was operated by EniChem, the Company and the Subsidiaries prior to the Effective Date with the exception of the facilities at Porto Torres (which EniChem shall retain) but including the cracker at Brindisi and the raw material storage units related thereto, all compounding assets and the real property necessary for polyethylene plant expansion at Brindisi and Priolo, on terms and conditions set forth in that letter dated November 21, 1994 from Mr. Santamaria to Mr. Yimoyines (the option to purchase property set forth therein shall expire five years from the date hereof) all of which are hereinafter referred to as the "Assets".
     4.26 Customers and Suppliers. There has not been and EnoiChem does not recognize a basis on which one should reasonably anticipate, by reason of the transactions contemplated by this Agreement or otherwise, any adverse change in relations between the Company or any Subsidiary and any of their present customers and suppliers.
     4.27 Depreciable Assets. At the Effective Date, the Business shall have depreciable assets for an amount of no less than one trillion four hundred and ninty nine billion Lire (Lit.1.499.000.000.000), or such other amount as shall conform to the results of the appraisal referred to in Article B.1. a) of the Master Agreement, except for such non- material fixed assets of the Business sold in the ordinary course of business, the amount of which shall be replaced by cash or lower financial liabilities than those which it would have had if such asset had not been sold.

ARTICLE 5 - PRE-CLOSING COVENANTS
     5.1  Covenants of Union Carbide.
          (a) From the date hereof until the Closing, Union Carbide shall refrain from taking any action which would cause any representation or warranty contained in Article 2 hereof to be untrue or incorrect in any material respect as of the Closing.
          (b) If, for any reason (including, without limitation, termination of this Agreement pursuant to Article 8 hereof), the Closing does not take place by the Termination Date (as defined in Article 8.1(i)), Union Carbide will, and will cause its officers, employees and other representatives to, promptly (i) return to EniChem all documents, papers, books, records and other materials (and all copies thereof) obtained by any of them from EniChem, the Company, or the Subsidiaries or any of the directors, officers, employees, agents, representatives or consultants of EniChem, the Company or the Subsidiaries in connection with the investigation and evaluation of the transactions contemplated by, and the negotiation and preparation of, this Agreement, the Master Agreement and the Shareholders Agreement or the consummation of such transactions, (ii) destroy all copies of all analyses, studies and other documents prepared by or for Union Carbide which contain or reflect information contained in such documents, papers, books, records and other materials or obtained in connection with visits to the facilities of the Company or any of the Subsidiaries and (iii) furnish to EniChem a certificate signed by an appropriate authorized officer of Union Carbide to the effect that such destruction has been completed.
     (c) Prior to Closing, EniChem and Union Carbide shall prepare and agree to a Strategic Business Plan for the Company.
     5.2  Covenants of EniChem.
          (a) From the date hereof until the Closing, EniChem shall (i) refrain from taking any action which would cause any representation or warranty contained in Article 3 or 4 hereof to be untrue or incorrect in any material respect as of the Closing and (ii) notify Union Carbide of any adverse change in (A) the combined financial condition or results of operations of the Business after the date hereof or (B) the Business after the date hereof.
          (b) If, for any reason (including, without limitation, termination of this Agreement pursuant to Article 8 hereof), the Closing does not take place by the Termination Date, EniChem will, and will cause its officers, employees and other representatives to, promptly (i) return to Union Carbide all documents, papers, books, records and other materials (and all copies thereof) obtained by any of them from Union Carbide, any of its subsidiaries or any of the directors, officers employees, agents, representatives or consultants of Union Carbide or any of its subsidiaries in connection with the investigation and evaluation of the Transaction, and the negotiation and preparation of, this Agreement and the Master Agreement and the Shareholders Agreement or the consummation of such transactions, (ii) destroy all copies of all analyses, studies and other documents prepared by or for EniChem which contain or reflect information contained in such documents, papers, books, records and other materials and (iii) furnish to Union Carbide a certificate signed by an appropriate authorized officer of EniChem to the effect that such destruction has been completed.
          (c) Except as otherwise provided herein or in the Master Agreement, EniChem shall not, and shall not permit the Company to, amend or authorize any amendment of the Statutes of the Company prior to the Closing.
          (d) Prior to the Closing, EniChem and Union Carbide shall prepare and agree to a Strategic Business Plan for the Company.
     5.3  Conduct of the Business.
          (a) Subject to Articles 5.3(c), 5.5 and 5.6 hereof, from the date hereof until the Closing, in connection with the conduct of the Business, EniChem shall and shall cause the Company and the Subsidiaries, at its and their cost and expense, to:
               (i) employ the properties owned, leased or used by it or them and conduct its or their business only in the ordinary course;
              (ii) use all reasonable efforts to preserve its customers and business relationships related thereto;
             (iii) refrain from entering into any contract except in the ordinary course of business; and
              (iv) refrain from taking any action which would cause any representation or warranty contained in Article 4 hereof to be untrue or incorrect in any material respect as of the Closing.
          (b) From the date hereof until the Closing, EniChem shall cause the Company and the Subsidiaries, at the cost and expense of the Company and the Subsidiaries to provide reasonable access by Union Carbide and its officers, employees and other representatives to the books, files, papers and records of the Company and the Subsidiaries upon reasonable request with due regard to minimizing interference with the conduct of the Business as presently conducted by EniChem, the Company and the Subsidiaries; provided, however, that no such access shall be provided to the extent that such access would (i) violate the terms of any agreement to which EniChem, its subsidiaries, the Company or any of the Subsidiaries is a party, any applicable law, ordinance, rule or regulation or any order, writ, judgment, award, edict or decree of any court of competent jurisdiction or any governmental agency, authority or instrumentality of competent jurisdiction or (ii) result in the loss of any attorney-client or other privilege.
          (c) From the date hereof until the Closing, the only capital expenditures or material transactions (other than material transactions in the ordinary course of business and/or contemplated hereby and in the Master Agreement) which EniChem shall permit the Company or the Subsidiaries to make or effect are capital expenditures and transactions which (i) become necessary, in the reasonable opinion of EniChem, in order to maintain the Business as presently conducted by EniChem, the Company and the Subsidiaries (including, without limitation, maintaining the plants, structures, leasehold improvements, machinery, equipment and other property presently owned by or leased to EniChem, the Company or a Subsidiary), (ii) are described in Schedule IV attached hereto or (iii) shall have been approved by Union Carbide. Union Carbide shall not unreasonably withhold any such approval.
     5.4  Filings and Consents.
          (a) Each Party shall, at its cost and expense, promptly file and thereafter diligently pursue any filing required on its part under the European Union regulations as amended, and all rules and regulations adopted thereunder (collectively, the "EU") in connection with the Transaction as a concentration contemplated by this Agreement, the Shareholders Agreement, the Master Agreement, the agreements referred to therein or any other agreement with respect thereto.
          (b) Each Party shall, at its cost and expense, promptly file and thereafter diligently pursue any filing required on its part under French, German, Italian and United States laws, if any, in connection with the transactions contemplated by this Agreement, the Shareholders Agreement and the Master Agreement, the agreements referred to therein or any other agreement with respect thereto.
          (c) EniChem shall, and shall cause the Company and the Subsidiaries to use all reasonable efforts to obtain the issuance, transfer or reissuance of all permits, licenses, franchises, exemptions, consents, approvals or other authorizations required to be obtained from, make all filings required to be made with and give all notices required to be given to any third party (including, without limitation, governmental agencies, authorities and instrumentalities of competent jurisdiction) that are required on its or their part in connection with the consummation of the transactions contemplated hereby (other than those contemplated by Articles 5.4(a) and 5.4(b)), in each case if (but only if) the failure to obtain, give or make which would have an adverse effect on such consummation or the conduct of the Business as presently conducted by the Company and the Subsidiaries.
     5.5 Insurance. EniChem shall cause the Company, at the Company's cost and expense, to use all reasonable efforts to obtain as of the Closing insurance policies issued by reputable and financially sound insurance companies which provide for the coverages, deductibles, co-insurance and self-insurance described in Schedule XII attached hereto or such other terms as EniChem and Union Carbide may mutually agree.
     5.6  Cooperation.
          (a) Union Carbide shall, upon request, use all reasonable efforts to cooperate with EniChem and the Company in connection with the performance by EniChem and the Company of their respective obligations under Article 5.5 hereof.
          (b) Each Party shall, upon request, cooperate with the other Party in connection with the performance of their respective obligations under Article 5.4 hereof.
     5.7 Fulfilment of Conditions. Each Party shall use all reasonable efforts to fulfill or cause to be fulfilled as soon as practicable the conditions set forth in Articles 6 and 7 hereof.



ARTICLE 6 - ENICHEM'S CONDITIONS TO CLOSING
     The obligations of EniChem to consummate the Transaction are, unless waived by EniChem, subject to the fulfillment, at or before the Closing, of each of the following conditions:
               (i) The applicable waiting period under the EU Regulations, including all extensions thereof, shall have expired or been terminated and/or all applicable consents, exemptions, authorizations, and/or approvals have been obtained.
              (ii) The approval by the competent court of the Company's capital increase referred to in Article B.1.c. of the Master Agreement which EniChem agrees to diligently pursue.
             (iii) Except for such changes as may occur in the ordinary course of business or as may be permitted or required pursuant to the terms hereof, the representations and warranties of Union Carbide set forth in Article 2 hereof shall be true and correct in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

ARTICLE 7 - UNION CARBIDE'S CONDITIONS TO CLOSING
     The obligations of Union Carbide to consummate the Transaction are, unless waived by Union Carbide, subject to the fulfillment, at or before the Closing, of each of the following conditions:
               (i) The applicable waiting period under the EU regulations, including all extensions thereof, shall have expired or been terminated and/or all applicable consents, exemptions, authorizations, and/or approvals have been obtained.
              (ii) The approval by the competent court of the Company's capital increase referred to in Article B.1.c. of the Master Agreement.
             (iii) Except for such changes as may occur in the ordinary course of business or as may be permitted or required pursuant to the terms hereof, the representations and warranties of EniChem and the Company set forth in Articles 3 and 4 hereof shall be true and correct in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

ARTICLE 8 - TERMINATION
     8.1  Termination.  This Agreement may be terminated by either
Party:
               (i)  At anytime after December 30, 1995 (the
     "Termination Date") by Union Carbide, if (a) the Closing shall not have been consummated on or before the Termination Date and (b) the failure to consummate the Closing on or before the Termination Date did not result from the failure by Union Carbide to perform or comply with any covenant or agreement contained in this Agreement required to be performed or complied with prior to the Closing by Union Carbide.
              (ii) At anytime after December 30, 1995 (the "Termination Date") by EniChem, if (a) the Closing shall not have been consummated on or before the Termination Date and
     (b) the failure to consummate the Closing on or before the Termination Date did not result from the failure by EniChem to perform or comply with any covenant or agreement contained in this Agreement required to be performed or complied with prior to the Closing by EniChem.
     8.2 Effects of Termination. In the event the consummation of the Transaction does not occur:
               (i) due to the fault of one of the Parties hereto, the other Party is entitled to all rights available to it under law; and
              (ii) not due to the fault of EniChem, Union Carbide hereby agrees to pay to EniChem fifty percent (50%) of the Transactional Taxes and Transactional Costs (as hereinafter defined) incurred by EniChem or the Company in transferring the assets of the Business operated by Enichem and the shares of the Subsidiaries to the Company.

ARTICLE 9 - LIABILITIES
     9.1 Survival of Representations, Warranties and Covenants Regarding Union Carbide. The representations and warranties set forth in Article 2 hereof and the covenants and agreements of Union Carbide set forth in Article 5.1 hereof shall survive the execution, delivery and performance of this Agreement and the Transaction contemplated hereby for a period of three (3) years following the Closing Date. No suit, action or proceeding may be commenced by EniChem with respect to any claim arising out of or relating to such warranties, representations, covenants or agreements after the expiration of the period for which such representations, warranties, covenants and agreements shall survive pursuant to this Article 9.1 (the "Applicable UCC Survival Period"); provided, however, that subject to this Article 9 hereof, EniChem shall have the right to commence a suit, action or proceeding within a reasonable period of time after the expiration of the Applicable UCC Survival Period with respect to claims arising out of or relating to such representations, warranties, covenants or agreements which shall have been asserted by EniChem under Article 10.4 hereof before the expiration of the Applicable UCC Survival Period.
     9.2 Survival of Representations, Warranties and Covenants Regarding EniChem. The representations and warranties set forth in Article 3 hereof and the covenants and agreements of EniChem set forth in Article 5.2 hereof shall survive the execution, delivery and performance of this Agreement and the Transaction contemplated hereby for a period of three (3) years following the Closing Date. No suit, action or proceeding may be commenced by Union Carbide with respect to any claim arising out of or relating to such warranties, representations, covenants or agreements after the expiration of the period for which such representations, warranties, covenants and agreements shall survive pursuant to this Article 9.2 (the "Applicable EniChem Survival Period"); provided, however, that, subject to this Article 9 hereof, Union Carbide shall have the right to commence a suit, action or proceeding within a reasonable period of time after the expiration of the Applicable EniChem Survival Period with respect to claims arising out of or relating to such representations, warranties, covenants and agreements which shall have been asserted by Union Carbide under Article 10.4 hereof before the expiration of the Applicable EniChem Survival Period.
     9.3 Survival of Representations and Warranties and Covenants of EniChem Regarding the Company and the Business.
          (a)  The representations and warranties set forth in
Article 4 hereof and the covenants and agreements of EniChem set forth in Articles 5.3 hereof shall survive the execution, delivery and performance of this Agreement and the Transaction contemplated hereby for a period of three (3) years following the Closing Date. No suit, action or proceeding may be commenced by Union Carbide or the Company, as the case may be, with respect to any claim arising out of or relating to such representations and warranties after the expiration of the period for which such representation and warranties shall survive pursuant to this Article 9.3 (the "Applicable Company Survival Period"); provided, however, that, subject to this Article 9 hereof, Union Carbide or the Company, as the case may be, shall have the right to commence a suit, action or proceeding within a reasonable period of time after the expiration of the Applicable Company Survival Period with respect to claims arising out of or relating to such representations and warranties, which shall have been asserted by Union Carbide under
Article 10.4 hereof before the expiration of the Applicable Company Survival Period.
          (b) Notwithstanding Article 9.3(a) hereof the representations and warranties set forth in Article 4.8 hereof and the covenants set forth in Article 9.6 shall survive the execution, delivery and performance of this Agreement and the consummation of the Transaction until the expiration of the applicable Tax statutes of limitations.
     9.4  Assumption of Liabilities.
          (a) For a period of ten (10) years from the Effective Date, EniChem shall retain and assume any and all liabilities for all claims, demands, allegations, suits, actions, proceedings, investigations, fines, fees, taxes, levies, imposts, charges, assessments, deficiencies, penalties, damages, settlements and judgments of any kind or nature whatsoever ("Liabilities") asserted against or incurred by EniChem, the Company or any Subsidiary by a third party arising out the conduct of the Business, which originate from, relate to or are associated with events occurring or circumstances existing before the Effective Date (collectively "Pre-Effective Date Business Liabilities"); provided however, that a Liability arising after the Effective Date due to a change in law after the Effective Date shall not be considered a Pre-Effective Date Business Liability except for such changes in the law with respect to ground and ground water contamination.
          (b) All liabilities relating to health, safety, and environmental matters shall be Pre-Effective Date Business Liabilities unless it can be demonstrated that such Liability arose after the Closing.
          (c) Notwithstanding anything contained in Article 9.4(a) hereof the Company shall assume only those liabilities provided for in Schedule III attached hereto. The Parties also recognize that the Company will honor all contracts, arrangements and agreements to which it is a party as set forth in the Master Agreement including the Loan Agreement as defined in the Shareholders Agreement.
          (d) Notwithstanding anything contained in Article 9.4(a) hereof, the Company shall not assume any Liabilities of whatever kind not arising out of, related to or associated with the Business such as the asphalt business at Ragusa.
          (e) No suit, action or proceeding may be commenced by Union Carbide or the Company, as the case may be, with respect to any claim arising out of or related to Pre-Effective Date Business Liabilities after the expiration of the period for which such Pre-Effective Date Business Liabilities shall survive pursuant to this
Article 9.4(a) (the "Applicable Assumed Liabilities Period); provided, however, that, subject to this Article 9 hereof, Union Carbide or the Company, as the case may be, shall have the right to commence a suit, action or proceeding within a reasonable period of time after the expiration of the Applicable Assumed Liabilities Period with respect to claims arising out of or relating to such representations and warranties, which shall have been asserted by Union Carbide under Article 10.4 hereof before the expiration of the Applicable Assumed Liabilities Period.
     9.5  Transactional Taxes and Costs.
          (a) Notwithstanding Article 9.4 (a) and Article 9.6 hereof the Company shall be responsible for all transfer, conveyance, excise, stamp, documentary and other governmental taxes, duties, charges, fees, imposts and assessments (including, without limitation, taxes, duties, charges, fees, imposts and assessments on or measured by gross or net income), and all interest and penalties thereon, imposed at any time by any taxing authority with respect to this Agreement, the purchase and sale of the Shares or the transfer of the Assets of the Business as contemplated by this Agreement or the Master Agreement (the "Transactional Taxes"). It is understood by the Parties that the UNIPOL License as defined in the Shareholders Agreement shall be governed by its own tax provisions.
          (b) Notwithstanding Article 9.4 (a) hereof, the Company shall be responsible for all filing fees, notarial fees and other similar fees and costs incurred with respect to this Agreement, the purchase and sale of the Shares or the transfer of the Business as contemplated by this Agreement or the Master Agreement (the "Transactional Costs"). It is understood by the Parties that the UNIPOL License shall be governed by its own provisions regarding costs.
     9.6  Assumption of Tax Liabilities by EniChem.
          (a) Notwithstanding Articles 9.3 and 9.4 hereof from and after the Effective Date, EniChem shall, without any further responsibility or liability of or recourse to the Company, the Subsidiaries or any of their respective directors, shareholders (other than EniChem), officers, employees, agents, consultants, representatives, successors, transferees or assignees, absolutely and irrevocably assume and become solely liable and responsible for:
               (i) any Taxes of any kind whatsoever imposed by any taxing jurisdiction on EniChem, the Company, any Subsidiary, the Business, the assets of the Business and the operations of the Business for all periods before and including the Effective Date; and
              (ii) all interest, additions to tax and penalties with respect to Taxes described in clause (i) of this Article 9.6(a)
to the extent that they arise out of, relate to or are associated with events occurring or circumstances existing before the Effective Date regardless of where or against whom they are asserted or determined or whether they are asserted or determined prior or subsequent to the Effective Date, and regardless of whether they are reflected in any Schedule attached hereto, and regardless of whether they are known or unknown, fixed or contingent, asserted or unasserted, (the "Assumed Company Tax Liabilities").
     All property Taxes, whether or not due and payable on or before the Effective Date, shall be for the account of EniChem within the meaning of clause (i) above; provided that where the property Tax period includes the Effective Date, the property Taxes shall be allocated to EniChem's account only by the ratio of days within the property Tax period until the Effective Date over total days in the property Tax period.
          (b) EniChem shall prepare and file, or cause to be prepared and filed, all Tax Returns that are required to be filed after the date hereof with respect to the Assumed Company Tax Liabilities.
          (c) All Tax Returns filed after the date hereof and on or prior to the Closing Date shall, in each case, be prepared and filed in a manner consistent (including elections and accounting methods and conventions) with the Tax Return most recently filed in the relevant jurisdiction prior to the date hereof (or, if no such comparable return has previously been filed, in a manner consistent with the financial statements), except as otherwise required by law or mutually agreed by EniChem and Union Carbide. All such Tax Returns (other than sales, payroll, property and similar tax returns) shall be subject to the prior review of Union Carbide and shall be submitted by EniChem to Union Carbide for such review at least thirty (30) days prior to the filing date. EniChem shall take into account all reasonable comments made by Union Carbide with respect to such Tax Returns and shall not, without the consent of Union Carbide, report any item in a manner different from the manner in which such item is reflected in the Tax Returns provided to Union Carbide for its review pursuant to the preceding sentence.
          (d) Nothing in this Agreement is intended to create on the part of Union Carbide any responsibility for any liabilities, obligations, losses, costs, expenses, fines, Taxes, levies, imposts, duties, deficiencies, assessments or charges asserted against or incurred or sustained by the Company or any of the Subsidiaries.
          (e) After the Closing, EniChem and Union Carbide shall cooperate, and shall cause their respective subsidiaries to cooperate, with each other in connection with the filing of any Tax Return which is required to be filed by the Company and which covers a period that ends prior to or on the Closing Date or that includes the Closing Date; provided, however, that the responsibility for any Taxes shall be borne as otherwise provided in Article 9.5 hereof or this Article 9.6 and, provided further, that information used or delivered in connection with the filing of any such Tax Return shall be treated by the Parties as Confidential Information (as defined in Article 11.2 hereof).
          (f) Any and all Tax sharing agreements between or among the Company or any Subsidiary and EniChem or any of its subsidiaries shall be terminated with respect to the Company and the Subsidiaries as of the Closing and, from and after the Closing Date, neither the Company or any of its subsidiaries nor EniChem or any of its subsidiaries shall have any further rights or liabilities thereunder.
          (g) The term "period" as used in Article 9 shall mean a period of time and not a statutory tax period.



ARTICLE 10 - INDEMNIFICATION
     10.1 Indemnification with respect to Union Carbide. Subject to Articles 9.1 and 10.4 hereof, Union Carbide shall indemnify EniChem for, and shall hold EniChem harmless from, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable legal, accounting and other expenses) asserted against or incurred or sustained by the Company arising out of any breach of any of the warranties or representations set forth in Article 2 hereof, or any breach of any covenant or agreement contained in Article 5.1 hereof by Union Carbide (to the extent such breach is not attributable to any action, delay in acting or failure to act after the Closing by the Company or any of its Subsidiaries).
     10.2 Indemnification with respect to EniChem. Subject to Articles 9.2 and 10.4 hereof, EniChem shall indemnify Union Carbide for, and shall hold Union Carbide harmless from, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable legal, accounting and other expenses) asserted against or incured or sustained by Union Carbide arising out of any breach of any of the warranties or representations set forth in Article 3 hereof; or any breach of any covenant or agreement contained in Article 5.2 hereof by EniChem (to the extent such breach is not attributable to any action, delay in acting or failure to act after the Closing by the Company or any of the Subsidiaries);
     10.3  Indemnification with respect to the Company and Assumed
Liabilities
          (a)  Subject to Articles 9.3, 9.4, 10.3(b), 10.3(c) and
10.4 hereof, EniChem shall indemnify the Company for, and shall hold the Company harmless from, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable legal, accounting and other expenses) asserted against or incurred or sustained by the Company or its Subsidiaries arising out of any breach of any of the representations or warranties set forth in Article 4 hereof; or any covenant or agreement contained in Article 5.3 hereof by EniChem (to the extent such breach is not attributable to any action, delay in acting or failure to act after the Closing by the Company or its Subsidiaries).
          (b) Subject to Articles 9.3, 10.4(c) and 10.4(d) hereof, the Company shall only be entitled to indemnification for any breach of the representations and warranties contained in
Article 4 hereof when the aggregate amount of all claims, damages, losses, liabilities and expenses related to such breaches exceeds five million dollars ($5,000,000.00), and then only to the extent of any excess in respect of such amount, and in no event shall the aggregate amount of indemnification to Company hereunder exceed fifty million dollars ($50,000,000.00); provided, however, that such limitation shall not apply to Pre-Effective Date Business Liabilities;
          (c) If any event shall occur or circumstance shall exist which would otherwise entitle the Company to indemnification under Articles 9.4 and 10.3(a) hereof, no loss, damage, claim, liability or expense shall be deemed to have been asserted against or incurred or sustained by the Company to the extent of any proceeds (other than proceeds from self-insurance of the Company and its Subsidiaries) recovered or recoverable by the Company or any of its Subsidiaries from any third party (including, without limitation, any insurance with a third party). The Company agrees
(i) in good faith, to diligently seek recovery, and to cause its subsidiaries to diligently seek recovery, at its and their cost and expense, from all third parties (including, without limitation, all insurance companies) with respect to all losses, claims, damages, liabilities and expenses with respect to which the Company makes or may make a claim for indemnification hereunder and (ii) to keep EniChem and Union Carbide fully and promptly informed of all material matters related thereto. The amount of any indemnification shall be reduced for any Tax benefits for deductions, credits and other benefits currently allowable to the Company with respect to any such loss, damage, claim, liability or expense. The indemnification shall not be reduced for a future Tax benefit beyond the current Tax year, except in case the Company has to make an investment which is depreciable beyond the current Tax year.
     10.4  Indemnification Procedure.
          (a) The obligation of a party (the "Indemnifying Party") to indemnify the other party (the "Indemnified Party") under Articles 9.4, 10.1, 10.2 and 10.3 hereof is conditioned upon
(a) receiving from the Indemnified Party written notice of the assertion or institution of a claim arising from or related to any liability set forth in Articles 9 or 10 hereof (a "Claim") or of the occurence of an event which the Indemnified Party believes could lead to the assertion of a Claim promptly after the Indemnified Party becomes aware of a Claim or such event and (b) any such Claim becoming fully assessed or otherwise due and payable by the Indemnified Party; except the Indemnifying Party will reimburse the Indemnified Party for all expenses as they are incurred hereunder in defending third parties ' claims. The Indemnified Party shall have the absolute right, in its sole discretion and expense, to elect to defend, contest, settle or otherwise protect against any Claim with legal counsel of its own selection. The Indemnifying Party shall have the right, but not the obligation, to participate, at its own expense, in the defense thereof through counsel of its own choice and shall have the right, but not the obligation, to assert any and all defenses, crossclaims or counterclaims it may have. The Indemnified Party shall, and shall cause its subsidiaries to, at all times cooperate in all reasonable ways with, make its relevant files and records available for inspection and copying by, and make its employees available or otherwise render reasonable assistance to the Indemnifying Party in its defense of any Claim subject to indemnification hereunder. In the event the Indemnified Party, without prior consent of the Indemifying Party, makes any settlement with respect to any Claim, the Indemnifying Party shall be discharged of any obligation under Article 9.4 or10.3 hereof with respect to such Claim. In the event the Indemnified Party fails timely to defend, contest, or otherwise protect against any Claim, the Indemnifying Party shall have the right, but not the obligation, to defend, contest, assert crossclaims or counterclaims or otherwise protect against the same and may make any compromise or settlement thereof.
          (b) Except with respect to Taxes, in the event that a Party shall be obligated to indemnify another Party hereunder, the Indemnifying Party shall, upon payment of such indemnity, be subrogated to all rights of the Indemnified Party, with respect to the claims to which such indemnification relates.
          (c) The Indemnifying Party shall have no liability for any damages, losses, liabilities, costs and expenses to the extent the Company or any Subsidiary could have mitigated such damages, losses, liabilities, costs and expenses.
          (d) Notwithstanding anything contained herein to the contrary, each Party shall use, and shall cause its subsidiaries to use, all reasonable efforts to mitigate any and all damages, losses, liabilities, costs and expenses in respect of which it may be entitled to indemnification hereunder.
          (e) Notwithstanding anything contained herein to the contrary, Union Carbide shall have the right, on behalf of the Company, to initiate and pursue a Claim against EniChem for any breach of any of the warranties or representations set forth in Articles 4 hereof or any breach of any of the covenants or agreements contained in Articles 5.3 or 9.4 hereof and whatever action, proceeding or method Union Carbide takes in pursuing such Claim, including but not limited to, prosecuting to the full extent permissable or settlement thereof, shall be final and binding upon the Company. The Company shall, and shall cause its Subsidiaries, officers, directors and employees and the officers, directors and employees of the Subsidiaries to, at all times, cooperate in all reasonable ways with, make its relevant files and records available for inspection and copying or otherwise render assistance to Union Carbide in its handling of such Claim. Furthermore, the Company shall have no claim, of any kind whatsoever, against Union Carbide for pursuing the rights set forth in this Article.
     10.5  Sole Remedy.  The indemnification provided in this
Article 10 constitutes the Parties and the Company's sole and exclusive remedy for any failure by either of them to satisfy the representations and warranties, covenants, agreements and liabilities contained in this Agreement or assumed hereunder.

ARTICLE 11 - PUBLICITY; CONFIDENTIALITY
     11.1 Publicity. No Party shall or shall permit its subsidiaries to issue any publicity, release or announcement concerning the execution and delivery of this Agreement, the provisions hereof or the Transaction contemplated hereby without the prior written approval in the form and content of such publicity, release or announcement by EniChem and Union Carbide; provided, however, that no such approval shall be required when such publicity, release or announcement is required by (i) any applicable law, ordinance, rule or regulation, (ii) any applicable rules or regulations of a national or foreign stock exchange or the Automated Quotation System maintained by the National Association of Securities Dealers, Inc. or (iii) any order, writ, judgment, award, edict or decree of any court of competent jurisdiction or any governmental agency, authority or instrumentality of competent jurisdiction and, provided further, that, prior to issuing any publicity, release or announcement without such prior written approval, the Party issuing or whose Affiliate is issuing such publicity, release or announcement shall have given reasonable prior notice to the other Party of such intended issuance and, if requested by the other Party, shall have used reasonable efforts at its own cost and expense to obtain a protective order or similar protection for the benefit of such other Party.
     11.2 Confidentiality. The Parties hereby agree that Confidentiality shall be governed by Article 9.2 in the Shareholders Agreement and that such provision is incorporated herein by reference.

ARTICLE 12 - NOTICES
     All notices required or permitted to be given pursuant to this Agreement shall be given in writing in the English language, shall be transmitted by personal delivery, by registered or certified mail, return receipt requested, postage prepaid, or by telecopier or other electronic means and shall be addressed as follows:
     When EniChem is the intended recipient:

                 EniChem SpA
                 Piazza della Repubblica, 16
                 Milano - Italy  20124
                 Attention : The President
                 Facsimile number:  39-2-6977-2616

     When Union Carbide is the intended recipient:

                 Union Carbide Corporation
                 39 Old Ridgebury Road
                 Danbury, Connecticut 06817
                 Attention:   J.C. Soviero
                 Facsimile No:  (203) 794-2519

A Party may designate a new address to which notices required or permitted to be given pursuant to this Agreement shall thereafter be transmitted by giving written notice to that effect to the other Party. Each notice transmitted in the manner described in this Article 12 shall be deemed to have been given, received and become effective for all purposes at the time it shall have been
(i) delivered to the addressee as indicated by the return receipt (if transmitted by mail), the affidavit of the messenger (if transmitted by personal delivery) or the answer back or call back (if transmitted by telecopier or other electronic means) or (ii) presented for delivery to the addressee as so indicated during normal business hours, if such delivery shall have been twice refused for any reason.

ARTICLE 13 - BROKERAGE FEES; CERTAIN EXPENSES
     13.1 Brokerage Fees. EniChem and Union Carbide shall indemnify the Company and each other for, and shall hold the Company and each other harmless from, any claim or liability for any fee, commission, compensation or other payment by any broker, finder or similar agent who claims to have been, or who was in fact, engaged by or on behalf of it in connection with the transactions contemplated by this Agreement.
     13.2 Certain Expenses. Except as otherwise provided in this Agreement and regardless of whether the transactions contemplated by this Agreement are consummated, each Party shall pay all expenses, fees and costs (including, without limitation, legal, accounting and consulting expenses) incurred by it in connection with the transactions contemplated hereby.

ARTICLE 14 - APPLICABLE LAW; ARBITRATION
     14.1  Applicable Law
     This Agreement shall be governed by the laws of Italy.
     14.2  Arbitration
     The Parties shall attempt to settle amicably any disputes arising out of the breach, interpretation or validity of this Agreement. Either Party may give notice to the other that such dispute has arisen on one or more issues indicated in the notice and propose the appropriate procedure to discuss and resolve the matter. Failing such amicable settlement within sixty (60) days after receipt of such notice, then either Party can only seek final resolution of the dispute under the Rules of Arbitration of the International Chamber of Commerce ("ICC"), and according to the following provisions :
               (i) the Arbitral Tribunal shall be composed of 3 three members fluent in English, two (2) of whom shall be designated by the Parties in accordance with the Rules of Arbitration of the ICC (the "Rules"), and the third (3) one, who shall act as a chairman, by the arbitrators so designated, within thirty (30) days from their confirmation by the ICC Court of Arbitration (the "Court") or, in the absence of such joint designation, by the Court in accordance with the Rules.
              (ii) Should the Parties to a dispute be more than two (2) and except if two (2) of them agree to appoint jointly one arbitrator, all members of the Arbitral Tribunal shall be appointed by the Court.
             (iii) The seat of arbitration shall be London, England, and the proceedings shall be conducted in English.
              (iv) The decision of the Arbitral Tribunal shall be final and binding.

ARTICLE 15 - BINDING EFFECT; ASSIGNMENT; THIRD PARTY
             BENEFICIARIES__________________________
     This Agreement shall be binding upon the Parties and their respective successors and assigns and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither EniChem nor Union Carbide shall assign any of its rights or delegate any of its duties under this Agreement (by operation of law or otherwise) without the prior written consent of the other Party; provided however, no written consent is required by Union Carbide to assign its rights under Article 10 hereof, to the same third party to whom it transfers its Shares (as defined in the Shareholders Agreement) pursuant to Article 7 of such Shareholders Agreement, if and when Union Carbide elects to make such transfer. Any assignment of rights or delegation of duties under this Agreement by a Party without the prior written consent of the other Parties, if such consent is required hereby, shall be void. No person other than the Company (including, without limitation, any employee of the Company) shall be, or be deemed to be, a third party beneficiary of this Agreement.

ARTICLE 16 - FURTHER ASSURANCES
     At any time and from time to time after the Closing, the Parties shall execute, deliver and acknowledge such other documents and take such further actions as may be reasonably required in order to consummate the transactions contemplated hereby.

ARTICLE 17 - AMENDMENTS
     No addition to, and no cancellation, renewal, extension, modification or amendment of, this Agreement shall be binding upon a Party unless such addition, cancellation, renewal, extension, modification or amendment is set forth in a written instrument which states that it adds to, amends, cancels, renews, extends or modifies this Agreement and which is executed and delivered on behalf of each Party by an officer of, or attorney-in-fact for, such Party.

ARTICLE 18 - WAIVERS
     No waiver of any provision of this Agreement shall be binding upon a Party unless such waiver is expressly set forth in a written instrument which is executed and delivered on behalf of such Party by an officer of, or attorney-in-fact for, such Party. Such waiver shall be effective only to the extent specifically set forth in such written instrument. Neither the exercise (from time to time and at any time) by a Party of, nor the delay or failure (at any time or for any period of time) to exercise, any right, power or remedy shall constitute a waiver of the right to exercise, or impair, limit or restrict the exercise of, such right, power or remedy or any other right, power or remedy at any time and from time to time thereafter. No waiver of any right, power or remedy of a Party shall be deemed to be a waiver of any other right, power or remedy of such Party or shall, except to the extent so waived, impair, limit or restrict the exercise of such right, power or remedy. No waiver with respect to this Agreement shall be effective unless Union Carbide and EniChem shall have given prior written approval thereto.

ARTICLE 19 - HEADINGS; COUNTERPARTS
     The headings set forth in this Agreement have been inserted for convenience of reference only and shall not be considered a part of this Agreement and shall not limit, modify or affect in any way the meaning or interpretation of this Agreement. This Agreement may be signed in any number of counterparts, each of which (when executed and delivered) shall constitute an original instrument, but all of which together shall constitute one and the same instrument. This Agreement shall become effective and be deemed to have been executed and delivered by all of the Parties at such time as counterpart, shall have been executed and delivered by each of the Parties, regardless of whether each of the Parties has executed the same counterpart. It shall not be necessary when making proof of this Agreement to account for any counterpart other than a sufficient number of counterparts which, when taken together, contain signatures of all of the Parties.

ARTICLE 20- SEVERABILITY
     If any provision of this Agreement shall hereafter be held to be invalid, unenforceable or illegal in whole or in part, in any jurisdiction under any circumstances for any reason, (i) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the intent of the Parties as expressed in, and the benefits to the Parties provided by, this Agreement or (ii) if such provision cannot be so reformed, such provision shall be severed from this Agreement and an equitable adjustment shall be made to this Agreement (including, without limitation, addition of necessary further provisions to this Agreement) so as to give effect to the intent as so expressed and the benefits so provided. Such holding shall not affect or impair the validity, enforceability of legality of such provision in any other jurisdiction or under any other circumstances. Neither such holding nor such reformation or severance shall affect or impair the legality, validity or enforceability of any other provision of this Agreement.

ARTICLE 21 - COMPANY COMMITMENTS
     EniChem and Union Carbide shall cause the Company to enter into an agreement at Closing whereby the Company will agree to be bound to and perform the obligations of the Company set forth in this Agreement.

ARTICLE 22 - ENTIRE AGREEMENT
     This Agreement, together with the Exhibit attached hereto constitutes the entire contract among the Parties with respect to the subject matter hereof and cancels and supersedes all of the previous contracts, representations, warranties and understandings (whether oral or written) by, between or among the Parties with respect to the subject matter hereof except that nothing contained herein shall be considered to cancel or supersede the Master Agreement, the agreements referred to therein or any other agreement with respect thereto . Nothing contained in this Agreement or in any Exhibit attached hereto shall constitute or be interpreted or construed as an admission by any Party or any of its Affiliates of liability to third parties, whether under any foreign, federal, state or local laws, rules, regulations or ordinances or otherwise, or as an admission that any Party of any of its subsidiaries or Affiliates are in violation of or have ever violated any such laws, rules, regulations or ordinances.

ARTICLE 23- CERTAIN REFERENCES.
     23.1 Affiliate. As used herein, references to "Affiliate" shall mean any corporation which, directly or indirectly, controls, is controlled by or is under common control with such Party, provided, however, that, except as otherwise expressly provided herein, Company shall not be deemed as "Affiliate" of any Party for the purpose hereof. For purposes of the preceding sentence, "control" shall mean the power to vote or direct the voting of more than fifty percent (50%) of the voting shares, general partnership interest or other equity interest of a corporation.
     23.2 Person. As used herein, references to a "person" shall mean an individual or an entity, including, without limitation, a corporation, partnership, joint venture, trust, joint stock company, association, unincorporated organization or group acting in concert.
     23.3 Subsidiaries. Except as otherwise expressly provided herein, for the purposes of this Agreement, (i) neither the Company nor any subsidiary of the Company shall be deemed to be a subsidiary of Union Carbide.

ARTICLE 24 INDEX TO DEFINED TERMS
     The capitalized terms set forth below have been defined herein in the respective Articles or other parts hereof set forth below:

Defined Term                                  Article
AAP                                           1.6(a)
Accordo Aziendale                             4.21(d)
Affiliate                                     23.1
Applicable Assumed Liabilities Period         9.4(e)
Applicable Company Survival Period            9.3
Applicable EniChem Survival Period            9.2
Applicable UCC Survival Period                9.1
Assets                                        4.25
Assumed  Company Tax Liabilities              9.6(a)
Balance Sheet                                 4.7
Balance Sheet Date                            4.7
Business                                      1st Recital
Claim                                         10.4(a)
Closing                                       1.2
Closing Date                                  1.2
Conditional Debt                              1.4
Company                                       Fourth Recital
Court                                         14.2(i)
Deloitte                                      1.6(b)
Effective Date                                1.2
Effective Date Balance Sheet                  1.6(a)
EniChem                                       Title
Environment                                   4.17(c)(2)
Environmental Action                          4.17(c)(1)
Environmental Consents                        4.17(c)(4)
Environmental Law                             4.17(c)(3)
EU                                            5.4(a)
Governmental Authority                        4.17(c)(5)
Hazardous Materials                           4.17(c)(6)


ICC                                           14.2
Indemnified Party                             10.4(a)
Indemnifying Party                            10.4(a)
Leased Real Property                          4.9(a)
Liabilities                                   9.4(a)
Master Agreement                              Third Recital
Owned Real Property                           4.9(a)
Parties                                       Title
Party                                         Title
Person                                        23.2
Plans                                         4.21(d)
Pre-Effective Date Business Liabilities       9.4(a)
Real Property                                 4.9(a)
Release                                       4.17(c)(7)
Remedial Action                               4.17(c)(8)
Rules                                         14.1(i)
Shares                                        1.1
Subsidiaries                                  4.2(a)
Subsidiary                                    4.2(a)
Tax                                           4.8(c)
Taxes                                         4.8(c)
Tax Return                                    4.8(d)
Termination Date                              8.1(i)
 Transaction                                  1.2
Transactional Costs                           9.6(b)


Transactional Taxes                           9.6(a)
Union Carbide                                 Title

     IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement on February 9, 1995 effective as of the date first above written.

                               ENICHEM SPA



                               BY:        Marcello Colitti


                               Title:    EniChem President



                               UNION CARBIDE CORPORATION


                               By:       Joseph C. Soviero


                               Title: Corporate Vice-President




     Union Carbide will furnish supplementally a copy of any omitted schedule or exhibit to the Commission upon request, subject to any application for confidential treatment that UCC may file.






                    UNION CARBIDE CORPORATION
                      39 Old Ridgebury Road
                     Danbury, CT  06817-0001



                                               March 31, 1995



EniChem SpA
Piazza della Repbblica
16-Milano, Italy


Attention:  President


     Reference is made to the Stock Purchase and Sale Agreement between EniChem Spa and Union Carbide Corporation dated February
9, 1995 (the "Agreement") relating to a certain polyethylene joint venture.

     The Agreement is hereby amended, effective as of February 9, 1995 as follows:

     1.  Article 1.4 (a) and (b) shall be amended as follows:

          Reference to Article 6.1.c in the third line of
          Article 1.4 (a) shall be deleted and replaced with
          Article 1.6.c.

          Reference to Article 6.1.c in the third line of
          Article 1.4(a) shall be deleted and replaced with
          Article 1.6.c

     2. Article 9.4(b) shall be deleted in its entirety and replaced with the following so that as ameded Article 9.4(b) shall read as follows:

          All Liabilities relating to health, safety, and environmental matters shall be Pre-Effective Date Business Liabilities unless it can be demonstrated that such Liability arose after the Effective Date.



     3. Article 9.5 (a) shall be amended so that the word not shall be added to the fourth line of Article 9.5 (a) immediately after the first parenthesis and before the word including and the words without limitation immediately after the word including and before the word taxes shall be deleted. The fourth line of Article 9.5(a) as amended shall read as follows:

          charges, fees, imposts and assessments ( not including

     Except as set forth above, all other terms and conditions of the Agreement shall remain unchanged and in full force and effect. Except as otherwise defined herein all capitalized terms used herein have the same meaning as set forth in the Agreement.

     If the foregoing accurately sets forth your understanding of the above, please execute your acceptance thereof by signing in the space provided below.



                               UNION CARBIDE CORPORATION


                               By:       Joseph C. Soviero

                               Title: Corporate Vice-President



Agreed to and Accepted
ENICHEM SPA


By:       Vittorio Mincato

Title:     Vice-President


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